     As Filed with the Securities and Exchange Commission on April 30, 2004
                          Registration No. 333-[_____]

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            GEOGLOBAL RESOURCES INC.

--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

                            DELAWARE 1311 33-0464753
--------------------------------------------------------------------------------
(State or other jurisdiction of  (Primary Standard Industrial       (IRS Employer
incorporation or organization)    Classification Code Number)   Identification Number)

                         630 4TH AVENUE, SW - SUITE 200,
                            CALGARY, ALBERTA T2P 0J9
                                  403-777-9251
--------------------------------------------------------------------------------
         (Address, and telephone number, of principal executive offices)

                         630 4TH AVENUE, SW - SUITE 200,
                            CALGARY, ALBERTA T2P 0J9
..9--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                            ALLAN J. KENT, PRESIDENT
                         630 4TH AVENUE, SW - SUITE 200,
                            CALGARY, ALBERTA T2P 0J9
                                  403-777-9251
--------------------------------------------------------------------------------
           (Name, address, and telephone number, of agent for service)

                                    Copy to:

                           WILLIAM S. CLARKE, ESQUIRE
                             WILLIAM S. CLARKE, P.A.
                      457 NORTH HARRISON STREET, SUITE 103
                           PRINCETON, NEW JERSEY 08540
                                 (609) 921-3663
                            FACSIMILE (609) 921-3933

                Approximate date of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH
        CLASS OF                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE           OFFERING PRICE            AGGREGATE              AMOUNT OF
       REGISTERED              REGISTERED               PER UNIT            OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
     Common Stock,              6,728,334               $   2.70(1)            $18,166,502           $     2,302
    $.001 par value
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par         3,000,000               $   2.70(1)            $ 8,100,000           $     1,026
        value(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par           580,000               $   2.70(1)            $ 1,566,000           $       198
        value(2)
------------------------------------------------------------------------------------------------------------------
                                                                         TOTAL                       $     3,526
------------------------------------------------------------------------------------------------------------------

---------------------------

         (1) The registration fee has been calculated in accordance with rule 457(c). On April 28, 2004, the average of the closing price for the Company's Common Stock on the NASD Bulletin Board was $2.70.

         (2) Shares issuable on exercise of outstanding common stock purchase warrants. Also included are such additional shares as may be issued pursuant to the anti-dilution provisions of the warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein shall be deemed to be a combined prospectus also relating to the Registrant's Registration Statements on Form S-8 filed March 11, 1999 (File No. 333-74245) and on June 16, 2000 (File No. 333-39450).

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 30 2004

PROSPECTUS

                            GEOGLOBAL RESOURCES INC.
                                  COMMON STOCK

          This Prospectus relates to the resale by the holders of an aggregate of 10,308,334 shares of our common stock, including 6,728,334 shares that are issued and outstanding and 3,580,000 shares that are issuable on exercise of our outstanding comon stock purchase warrants. We will not receive any of the proceeds from the sale of the shares sold pursuant to this Prospectus. We will bear substantially all of the expenses incident to the registration of the shares. .

          Our common stock is traded on the OTC Bulletin Board(R) under the symbol GEOG. On April 28, 2004, the closing sale price of our common stock on the OTC Bulletin Board(R) was $2.70.

         SEE "RISK FACTORS" ON PAGE 8 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

           We expect that these shares of common stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. The holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        PROSPECTUS DATED APRIL ____, 2004

                                         TABLE OF CONTENTS

 Prospectus Summary.........................................................................4-6

 Risk Factors..............................................................................7-13

      Risks Relating to Our Oil and Gas Activities

      Because We Are In the Early Stage of Developing Our Activities, There Are
      Considerable Risks We Will Be Unsuccessful..............................................7

      Our Interest In the Production Sharing Contracts Involve Highly Speculative
      Exploration Opportunities That Involve Material Risks That We Will Be
      Unsuccessful............................................................................7

      Because Our Activities Have Only Recently Commenced And We Have No
      Operating History And Reserves of Oil and Gas, We Anticipate Future Losses;
      There Is No Assurance of Our Profitability..............................................8

      India's Regulatory Regime May Increase Our Risks And Expenses In Doing
      Business................................................................................8

      Our Reliance On  A Limited Number Of Key Management Personnel Imposes
      Risks On Us That We Will Have Insufficient Management Personnel Available
      If The Services Of Any Of Them Are Unavailable..........................................8

      Our Success Is Largely Dependent On The Success Of The Operators Of The
      Ventures In Which We Participate And Their Failure Or Inability To Operate
      The Oil And Gas Exploration, Development And Production Activities On An
      Exploration Block Properly Or Successfully Could Materially Adversely Affect Us........10

      Certain Terms Of The Production Sharing Contracts May Create Additional
      Expenses And Risks That Could Adversely Affect Our Revenues And Profitability..........10

      Oil And Gas Prices Fluctuate Widely And Low Oil And Gas Prices Could
      Adversely Affect Our Financial Results.................................................11

      We May Have Substantial Requirements For Capital In The Future That May
      Be Unavailable To Us Which Could Limit Our Ability To Participate In
      Additional Ventures Or Pursue Other Opportunities......................................11

      Our Ability To Locate And Participate In Additional Exploration Opportunities
      And To Manage Growth May Be Limited By Reason Of Our Limited History Of
      Operations And The Limited Size Of Our Staff ..........................................12

      Our Future Performance Depends Upon  Our Ability And The Ability Of The
      Ventures In Which We Participate To Find Or Acquire Oil And Gas Reserves That
      Are Economically Recoverable ..........................................................12

      Estimating Reserves And Future Net Revenues Involves Uncertainties And
      Oil And Gas Price Declines May Lead To Impairment Of Oil And Gas Assets................13

      Risks Relating To The Market For Our Common Stock

      Volatility Of Stock Price..............................................................13

 Cautionary Statement for Purposes of The "Safe Harbor" Provisions of
 The Private Securities Litigation Reform Act of 1995........................................14

 Use of Proceeds.............................................................................15

 Price Range of Common Stock.................................................................15

 Capitalization..............................................................................16

 Management's Discussion and Analysis of
 Financial Condition or Plan of Operation.................................................17-20

 Our Business.............................................................................21-28

 Management...............................................................................29-30



 Executive and Director Compensation......................................................30-32

 Certain Relationships and Related Transactions...........................................32-34

 Principal and Other Stockholders.........................................................35-36

 Selling Securityholders..................................................................37-38

 Plan of Distribution.....................................................................39-40

 Description of Capital Stock................................................................41

 Indemnification of Officers and Directors...................................................41

 Legal Matters...............................................................................41

 Experts.....................................................................................41

 Where You Can Find More Information.........................................................42

 Financial Statements.......................................................................F-1

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we may make reference to the "company" or "us" or "we." When we use those terms, unless the context otherwise requires, we mean GeoGlobal Resources Inc. and its wholly-owned subsidiaries.

GEOGLOBAL RESOURCES INC.

         GeoGlobal Resources Inc. is engaged, through subsidiaries and joint ventures in which we are a participant, in the exploration for and development of oil and natural gas reserves. At present, these activities are being undertaken in locations where we and our joint venture participants have been granted exploration rights pursuant to three Production Sharing Contracts entered into in 2003 and 2004 with the Government of India. One of our Production Sharing Contracts, entered into in February 2003, grants exploration rights in an area offshore eastern India. We refer to this as the "KG Block." The second and third Production Sharing Contracts, entered into in February 2004, grant exploration rights in two areas onshore in the Cambay Basin in the State of Gujarat in western India. We refer to these as the "CB-9 Block" and the "CB-10 Block."

         All of our exploration activities should be considered highly speculative.

THE OFFERING

OFFERING OF COMMON STOCK BY THE SELLING SECURITYHOLDERS    10,308,334 shares (1)

Shares to be outstanding after the Offering of             58,643,355 shares (1)
common stock and exercise of the Warrants, assuming all the Warrants are exercised.

------------------------------
(1) Based on the number of shares of common stock issued and outstanding on April 1, 2004. Inclusive of 3,580,000 shares issuable on exercise of outstanding common stock purchase warrants.

USE OF PROCEEDS                          We will not realize any of the proceeds
                                         from the sale of the shares offered by
                                         the Selling Securityholders. See "Use
                                         of Proceeds." Of the shares included in
                                         this Prospectus, 3,580,000 are issuable
                                         on exercise of our outstanding common
                                         stock purchase warrants. In the event
                                         our outstanding common stock purchase
                                         warrants are exercised, we will receive
                                         proceeds of $8.37 million which will be
                                         added to our general corporate funds
                                         and used for working capital. There can
                                         be no assurance those warrants will be
                                         exercised or the proceeds received.

MARKET SYMBOL (OTC BULLETIN BOARD(R))    GEOG



RISK FACTORS

      For a discussion of certain risks you should consider in connection with a purchase of the shares of our common stock, see "Risk Factors" on page 8. These risk factors include, among others, the followingRisks Relating to Our Oil and Gas Activities

         o Because We Are in the Early Stage of Developing Our Activities, There Are Considerable Risks We Will Be Unsuccessful
         o Our Interest In the Production Sharing Contracts Involve Highly Speculative Exploration Opportunities That Involve Material Risks That We Will Be Unsuccessful
         o Because Our Activities Have Only Recently Commenced and We Have No Operating History and Reserves of Oil and Gas, We Anticipate Future Losses; There is No Assurance of Our Profitability
         o India's Regulatory Regime May Increase Our Risks and Expenses In Doing Business
         o Our Reliance On A Limited Number of Key Management Personnel Imposes Risks On Us That We Will Have Insufficient Management Personnel Available If The Services Of Any Of Them Are Unavailable
         o Our Success Is Largely Dependent On The Success Of The Operators Of The Ventures In Which We Participate And Their Failure Or Inability To Operate The Oil And Gas Exploration, Development And Production Activities On An Exploration Block Properly Or Successfully Could Materially Adversely Affect Us
         o Certain Terms Of The Production Sharing Contracts May Create Additional Expenses And Risks That Could Adversely Affect Our Revenues And Profitability
         o Oil and Gas Prices Fluctuate Widely and Low Oil and Gas Prices Could Adversely Affect Our Financial Results
         o We May Have Substantial Requirements For Capital In The Future That May Be Unavailable To Us Which Could Limit Our Ability To Participate In Additional Ventures Or Pursue Other Opportunities
         o Our Ability to Locate And Participate In Additional Exploration Opportunities And To Manage Growth May Be Limited By Reason Of our
              Limited History Of Operations And The Limited Size Of Our Staff
         o    Our Future Performance Depends Upon Our Ability and the Ability of
              the Ventures in Which We Participate To Find Or Acquire Oil and
              Gas Reserves That Are Economically Recoverable
         o Estimating Reserves and Future Net Revenues Involves Uncertainties and Oil and Gas Price Declines May Lead to Impairment of Oil and Gas Assets
         o    Risks Relating To The Market For Our Common Stock
         o    Volatility of Stock Price

OUR OFFICES

         Our executive offices are located at 630 - 4th Avenue, SW, Suite 200, Calgary, Alberta, Canada T2P 0J9. Our telephone number is 403-777-9250.

RECENT DEVELOPMENTS

         Change of Corporate Name. Until January 8, 2004, our corporate name was Suite101.com, Inc. On January 8, 2004, our stockholders approved an amendment to our certificate of incorporation to change our corporate name to GeoGlobal Resources Inc. Our corporate name was changed effective that date by filing with the office of the Secretary of State of the State of Delaware of a Certificate of Amendment.

         Change of Control. On August 29, 2003, we acquired all the outstanding capital stock of GeoGlobal Resources (India) Inc. from Mr. Jean Paul Roy. Mr. Roy is currently our President, Chief Executive Officer and a Director. As at December 31, 2003, Mr. Roy held approximately 61.8% of our outstanding shares of common stock. GeoGlobal Resources (India) Inc. is now our wholly-owned subsidiary.

SUMMARY HISTORICAL FINANCIAL DATA

         The summary historical financial information presented below has been derived from our financial statements for the ended December 31, 2003, the period from inception on August 21, 2002 to December 31, 2002 and for the cumulative period from inception on August 21, 2002 to December 31, 2003.


                                                                 PERIOD FROM          PERIOD FROM
                                                                  INCEPTION,           INCEPTION,
                                              YEAR ENDED   AUGUST 21-2002 TO    AUGUST 21-2002 TO
                                        DECEMBER 31-2003    DECEMBER 31-2002     DECEMBER 31-2003
                                        ----------------   -----------------    -----------------
STATEMENTS OF OPERATIONS
Expenses                                    $    503,944        $     13,813        $    517,757
Other income                                $     26,249                  --        $     26,249
Net loss and comprehensive loss
   for the period                           $   (477,695)       $    (13,813)       $   (491,508)
Net loss per share - basic and diluted      $      (0.02)       $      (0.00)                 --
Weighted Average Common Shares

   Outstanding                                19,737,035          14,500,000                  --



                                               YEAR ENDED DECEMBER 31,
                                             --------------------------
                                                 2003           2002
                                             -----------    ------------
BALANCE SHEETS
Cash and cash equivalents                    $ 7,029,907    $       272
Property and equipment                       $   295,543    $    49,148
Total assets                                 $ 7,406,937    $    49,420
Current liabilities                          $ 1,239,946    $    63,169
Capital stock                                $    40,461    $        64
Additional paid-in capital                   $ 6,618,038            $--
Deficit accumulated during the development
  Stage                                      $  (491,508)   $   (13,749)
Total liabilities and stockholders' equity   $ 7,406,937    $    49,420

                                  RISK FACTORS

         An investment in shares of our common stock involves a high degree of risk. You should consider the following factors, in addition to the other information contained in this Prospectus, in evaluating our business and current and proposed activities before you purchase any shares of our common stock. You should also see the "Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995" regarding risks and uncertainties relating to us and to forward-looking statements in this Prospectus.

         There can be no assurance that the exploratory drilling to be conducted on the exploration blocks in which we hold an interest will result in any discovery of hydrocarbons or that any hydrocarbons that are discovered will be in commercially recoverable quantities. In addition, the realization of any revenues from commercially recoverable hydrocarbons is dependent upon the ability to deliver, store and market any hydrocarbons that are discovered. The presence of hydrocarbon reserves on contiguous properties is no assurance or necessary indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which we hold an interest.

RISKS RELATING TO OUR OIL AND GAS ACTIVITIES

BECAUSE WE ARE IN THE EARLY STAGE OF DEVELOPING OUR ACTIVITIES, THERE ARE CONSIDERABLE RISKS WE WILL BE UNSUCCESSFUL

         We are in the early stage of developing our operations. Our only activities in the oil and natural gas exploration and production industry have involved entering into three Production Sharing Contracts involving 3D seismic acquisition and exploratory drilling in India. We have realized no revenues from our oil and natural gas exploration and development activities to date and claim no reserves of oil or natural gas. Our current plans are to conduct the exploration and development activities on the areas offshore and onshore India in accordance with the terms of the three Production Sharing Contracts we have entered into. There can be no assurance that the exploratory drilling to be conducted on the exploration blocks in which we hold an interest will result in any discovery of hydrocarbons or that any hydrocarbons that are discovered will be in commercially recoverable quantities. In addition, the realization of any revenues from commercially recoverable hydrocarbons is dependent upon the ability to deliver, store and market any hydrocarbons that are discovered. The presence of hydrocarbon reserves on contiguous properties is no assurance or necessary indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which we hold an interest. Our exploration opportunities are highly speculative and should any of these opportunities not result in the discovery of commercial quantities of oil and gas reserves, our investment in the venture could be lost.

OUR INTEREST IN THE PRODUCTION SHARING CONTRACTS INVOLVE HIGHLY SPECULATIVE EXPLORATION OPPORTUNITIES THAT INVOLVE MATERIAL RISKS THAT WE WILL BE UNSUCCESSFUL

         Our interests in the exploration blocks should be considered to be highly speculative exploration opportunities that will involve material risks. None of the exploration blocks in which we have an interest has any proven reserves and is not producing any quantities of oil or natural gas. Exploratory drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that wells drilled on any of the exploration blocks in which we have an interest or by any venture in which we may acquire an interest in the future will be productive or that we will receive any return or recover all or any portion of our investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the operator's control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. Future drilling activities on the exploration blocks in which we hold an interest may not be successful and, if unsuccessful, such failure may have a material adverse effect on our future results of operations and financial condition.

BECAUSE OUR ACTIVITIES HAVE ONLY RECENTLY COMMENCED AND WE HAVE NO OPERATING HISTORY AND RESERVES OF OIL AND GAS, WE ANTICIPATE FUTURE LOSSES; THERE IS NO ASSURANCE OF OUR PROFITABILITY

         Our oil and natural gas operations have been only recently established and we have no operating history, oil and gas reserves or assets upon which an evaluation of our business, our current business plans and our prospects can be based. Our prospects must be considered in light of the risks, expenses and problems frequently encountered by all companies in their early stages of development and, in particular, those engaged in exploratory oil and gas activities. Such risks include, without limitation,

         o We will experience failures to discover oil and gas in commercial quantities,

         o There are uncertainties as to the costs to be incurred in our exploratory drilling activities and cost overruns are possible,

         o There are uncertain costs inherent in drilling into unknown formations, such as over-pressured zones and tools lost in the hole, and

         o We may make changes in our drilling plans and locations as a result or prior exploratory drilling.

         We have a carried interest in the exploration activities on KG Block. Our interests in CB-9 Block and CB-10 Block are participating interests. Unexpected or additional costs can affect the commercial viability of producing oil and gas from a well and will affect the time when and amounts that we can expect to receive from any production from a well. Because our carried costs of exploration and drilling on KG Bock are to be repaid in full before we are entitled to any share of production, additional exploration and development expenses will reduce and delay any share of production and revenues we will receive.

         There can be no assurance that the ventures in which we are a participant will be successful in addressing these risks, and any failure to do so could have a material adverse effect on our prospects for the future. Due to the foregoing factors, the development of our business plan, prospects and exploratory drilling activities, as well as our quarterly and annual operating results, are difficult to forecast. Consequently, we believe that period to period comparisons of our exploration, development, drilling and operating results will not necessarily be meaningful and should not be relied upon as an indication of our stage of development or future prospects. It is likely that in some future quarters our stage of development or operating or drilling results may fall below our expectations or the expectations of securities analysts and investors and that some of our drilling results will be unsuccessful and the wells plugged. In such event, the trading price of our common stock may be materially and adversely affected.

INDIA'S REGULATORY REGIME MAY INCREASE OUR RISKS AND EXPENSES IN DOING BUSINESS

         All phases of the oil and gas exploration, development and production activities in which we are participating are regulated in varying degrees by the Indian government, either directly or through one or more governmental entities. The areas of government regulation include matters relating to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental protection and rig safety. As a consequence, all future drilling and production programs and operations we undertake or are undertaken by the ventures in which we participate must be approved by the Indian government. Shifts in political conditions in India could adversely affect the business in India and the ability to obtain requisite government approvals in a timely fashion or at all. We, and our joint venture participants, must maintain satisfactory working relationships with the Indian government. This regulatory environment may increase the risks associated with our intended exploration and productivity activities and increase our costs of doing business.

OUR RELIANCE ON A LIMITED NUMBER OF KEY MANAGEMENT PERSONNEL IMPOSES RISKS ON US THAT WE WILL HAVE INSUFFICIENT MANAGEMENT PERSONNEL AVAILABLE IF THE SERVICES OF ANY OF THEM ARE UNAVAILABLE

         We are dependent upon the services of our President and Chief Executive Officer, Jean Paul Roy, and Executive Vice President and Chief Financial Officer, Allan J. Kent. The loss of either of their services would have a material adverse effect upon us. We currently do not have employment agreements with either of such persons or key man life insurance. The services of both Mr. Roy and Mr. Kent are provided pursuant to the terms of agreements with corporations wholly-owned by each of them. At present, Mr. Kent's services are provided through an oral agreement with the corporation he owns. Accordingly, these agreements do not contain any provisions whereby Mr. Roy and Mr. Kent have direct obligations to us to provide services or refrain from other activities.

         At present, our future is substantially dependent upon the geological and geophysical capabilities of Mr. Roy to locate oil and gas exploration opportunities for us and the ventures in which we are a participant. His inability to do the foregoing could materially adversely affect our future activities. We have entered into a Technical Services Agreement with Roy Group (Barbados) Inc. ("RGB") dated August 29, 2003, a company owed 100% by Mr. Roy, to perform such geological and geophysical duties and exercise such powers related thereto as we may from time to time assign to it. We have no agreement directly with Mr. Roy regarding his services to us.

OUR SUCCESS IS LARGELY DEPENDENT ON THE SUCCESS OF THE OPERATORS OF THE VENTURES IN WHICH WE PARTICIPATE AND THEIR FAILURE OR INABILITY TO OPERATE THE OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES ON AN EXPLORATION BLOCK PROPERLY OR SUCCESSFULLY COULD MATERIALLY ADVERSELY AFFECT US

         At present, our only oil and gas interests are our rights under the terms of the three Production Sharing Contracts. We are not the operator of any of the exploration, drilling and production activities conducted on any of the three exploration blocks. Accordingly, the realization of successes in the exploration of the blocks is substantially dependent upon the success of the operators in exploring for and developing reserves of oil and gas and their ability to market those reserves at prices that will yield a return to us.

         Under the terms of our Carried Interest Agreement for the KG Block, we have a carried interest in the exploration activities conducted by the parties on the exploration block. However, under the terms of that agreement, all of our proportionate share of capital costs for exploration and development activities will be repaid without interest over the projected production life or ten years, whichever is less. Our proportionate share of these costs and expenses for which our interest is carried is estimated to be approximately $11.0 million over the
6.5 year term of the Production Sharing Contract. We are not entitled to any share of production from the KG Block until our share of the costs and expenses for which we have been carried are repaid. Therefore, we are unable to estimate when we may commence to receive distributions from any production of hydrocarbon reserves found on the KG Block.

CERTAIN TERMS OF THE PRODUCTION SHARING CONTRACTS MAY CREATE ADDITIONAL EXPENSES AND RISKS THAT COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY

         The Production Sharing Contracts contain certain terms that may affect the revenues of the joint venture participants to the agreements and create additional risks for us. These terms include, possibly among others, the following:

         o The venture participants are required to complete certain minimum work programs during the three phases of the term of the Production Sharing Contracts. In the event the venture participants fail to fulfill any of these minimum work programs, the parties to the venture must pay to the Government of India their proportionate share of the amount that would be required to complete the minimum work program. Accordingly, we could be called upon to pay our proportionate share of the estimated costs of any incomplete work programs;

         o Until such time as the Government of India attains self sufficiency in the production of crude oil and condensate and is able to meet its national demand, the parties to the venture are required to sell in the Indian domestic market their entitlement under the Production Sharing Contracts to crude oil and condensate produced from the exploration blocks. In addition, the Indian domestic market has the first call on natural gas produced from the exploration blocks and the discovery and production of natural gas must be made in the context of the government's policy of utilization of natural gas and take into account the objectives of the government to develop its resources in the most efficient manner and promote conservation measures. Accordingly, this provision could interfere with our ability to realize the maximum price for our share of production of hydrocarbons;

         o The parties to the agreement that are not Indian companies, which includes us, are required to negotiate technical assistance agreements with the Government of India or its nominee whereby such foreign company can render technical assistance and make available commercially available technical information of a proprietary nature for use in India by the government or its nominee, subject, among other things, to confidentiality restrictions. Although not intended, this could increase the venture's and our cost of operations; and

         o The parties to the venture are required to give preference, including the use of tender procedures, to the purchase and use of goods manufactured, produced or supplied in India provided that such goods are available on equal or better terms than imported goods, and to employ Indian subcontractors having the required skills insofar as their services are available on comparable standards and at competitive prices and terms. Although not intended, this could increase the venture's and our cost of operations.

These provisions of the Production Sharing Contracts, possibly among others, may increase our costs of participating in the ventures and thereby affect our profitability.

OIL AND GAS PRICES FLUCTUATE WIDELY AND LOW OIL AND GAS PRICES COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         There is no assurance that there will be any market for oil or gas produced from the exploration blocks in which we hold an interest and our ability to deliver the production from any wells may be constrained by the absence of or limitations on collector systems and pipelines. Future price fluctuations could have a major impact on the future revenues from any oil and gas produced on these exploration blocks and thereby our revenue, and materially affect the return from and the financial viability of any reserves that are claimed. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. A significant decrease in oil and gas prices could have a material adverse effect on our cash flow and profitability and would adversely affect our financial condition and the results of our operations. In addition, because world oil prices are quoted in and trade on the basis of U.S. dollars, fluctuations in currency exchange rates that affect world oil prices could also affect our revenues. Prices for oil and gas fluctuate in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

         o political conditions in oil producing regions, including the Middle East and elsewhere;

         o    the domestic and foreign supply of oil and gas;

         o quotas imposed by the Organization of Petroleum Exporting Countries upon its members;

         o    the level of consumer demand;

         o    weather conditions;

         o    domestic and foreign government regulations;

         o    the price and availability of alternative fuels;

         o    overall economic conditions; and

         o    international political conditions.

         In addition, various factors may adversely affect the ability to market oil and gas production from the exploration block, including:

         o the capacity and availability of oil and gas gathering systems and pipelines;

         o the ability to produce oil and gas in commercial quantities and to enhance and maintain production from existing wells and wells proposed to be drilled;

         o the proximity of future hydrocarbon discoveries to oil and gas transmission facilities and processing equipment (as well as the capacity of such facilities);

         o the effect of governmental regulation of production and transportation (including regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and condensate and matters associated with the protection of the environment);

         o    the imposition of trade sanctions or embargoes by other countries;

         o    the availability and frequency of delivery vessels;

         o    changes in supply due to drilling by others;

         o    the availability of drilling rigs; and

         o    changes in demand.

WE MAY HAVE SUBSTANTIAL REQUIREMENTS FOR CAPITAL IN THE FUTURE THAT MAY BE UNAVAILABLE TO US WHICH COULD LIMIT OUR ABILITY TO PARTICIPATE IN ADDITIONAL VENTURES OR PURSUE OTHER OPPORTUNITIES

         We expect that in order to participate in further joint venture arrangements leading to the possible grant of exploratory drilling opportunities, we may be required to contribute or have available to us material amounts of capital. There can be no assurance that this capital will be available to us in the amounts and at the times required. Such capital may be required to secure bonds in connection with the grant of exploration rights, to conduct or participate in exploration activities or be engaged in drilling and completion activities. We expect to seek the additional capital to meet our requirements from equity and debt offerings of our securities. Our ability to access additional capital will depend in part on the success of the ventures in which we are a participant in locating reserves of oil and gas and developing producing wells on the exploration blocks, the results of our management in locating, negotiating and entering into joint venture or other arrangements on terms considered acceptable, as well as the status of the capital markets at the time such capital is sought. There can be no assurance that capital will be available to us from any source or that, if available, it will be at prices or on terms acceptable to us. Should we be unable to access the capital markets or should sufficient capital not be available, our activities could be delayed or reduced and, accordingly, any future exploration opportunities, revenues and operating activities may be adversely affected.

         We currently expect that available cash, including the proceeds from the sale of our securities in December 2003, will be sufficient to fund required capital expenditures on the three exploration blocks in which we are a participant through 2004. However, any further production sharing agreements we enter into may require us to fund our participation with amounts of capital not currently available to us. We may be unsuccessful in raising the capital necessary to meet these capital requirements. There can be no assurance that we will be able to raise the capital.

OUR ABILITY TO LOCATE AND PARTICIPATE IN ADDITIONAL EXPLORATION OPPORTUNITIES AND TO MANAGE GROWTH MAY BE LIMITED BY REASON OF OUR LIMITED HISTORY OF OPERATIONS AND THE LIMITED SIZE OF OUR STAFF

         While our President and Executive Vice President have had extensive experience in the oil and gas exploration business, we have been engaged in limited activities in the oil and gas business over the past approximately twelve months and have a limited history of activities upon which you may base your evaluation of our performance. As a result of our brief operating history and limited activities in oil and gas exploration activities, our success to date in entering into ventures to acquire interests in exploration blocks may not be indicative that we will be successful in entering into any further ventures. There can be no assurance that we will be successful in growing our oil and gas exploration and development activities.

         Any future significant growth in our oil and gas exploration and development activities will place demands on our executive officers, and any increased scope of our operations will present challenges to us due to our current limited management resources. Our future performance will depend upon our management and their ability to locate and negotiate opportunities to participate in joint venture and other arrangements whereby we can participate in exploration opportunities. There can be no assurance that we will be successful in these efforts. Our inability to locate additional opportunities, to hire additional management and other personnel or to enhance our management systems could have a material adverse effect on our results of operations.

OUR FUTURE PERFORMANCE DEPENDS UPON OUR ABILITY AND THE ABILITY OF THE VENTURES IN WHICH WE PARTICIPATE TO FIND OR ACQUIRE OIL AND GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

         Our success in developing our oil and gas exploration and development activities will be dependent upon establishing, through our participation with others in joint ventures and other similar activities, reserves of oil and gas and maintaining and possibly expanding the levels of those reserves. We and the joint ventures in which we may participate may not be able to locate and thereafter replace reserves from exploration and development activities at acceptable costs. Lower prices of oil and gas may further limit the kinds of reserves that can be developed at an acceptable cost. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to enter into joint ventures or similar arrangements to maintain or expand our oil and gas reserves if capital is unavailable to us and the ventures in which we participate. In addition, exploration and development activities involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities, the inability to fully produce discovered reserves and the inability to enhance production from existing wells.

         We expect that we will continually seek to identify and evaluate joint venture and other exploration opportunities for our participation as a joint venture participant or through some other arrangement. Our ability to enter into additional exploration activities will be dependent to a large extent on our ability to negotiate arrangements with others and with various governments and governmental entities whereby we can be granted a participation in such ventures. There can be no assurance that we will be able to locate and negotiate such arrangements, have sufficient capital to meet the costs involved in entering into such arrangements or that, once entered into, that such exploration activities will be successful. Successful acquisition of exploration opportunities can be expected to require, among other things, accurate assessments of potential recoverable reserves, future oil and gas prices, projected operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates, their accuracy is inherently uncertain. We cannot assure you that we will successfully consummate any further exploration opportunities or joint venture or other arrangements leading to such opportunities.

ESTIMATING RESERVES AND FUTURE NET REVENUES INVOLVES UNCERTAINTIES AND OIL AND GAS PRICE DECLINES MAY LEAD TO IMPAIRMENT OF OIL AND GAS ASSETS.

         Currently, we have no proved reserves of oil or gas. Any reserve information that we may provide in the future will represent estimates based on reports prepared by independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to proved oil and gas reserves is based upon engineering estimates derived after analysis of information we furnish or furnished by the operator of the property. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. Oil and gas prices, which fluctuate over time, may also affect proved reserve estimates. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to reserves we may claim will likely vary from estimates, and such variances may be material. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. In addition, the timing of receipt of estimated future net revenues from proved undeveloped reserves will be dependent upon the timing and implementation of drilling and development activities estimated by us for purposes of the reserve report.

         Quantities of proved reserves are estimated based on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. If such revisions in the estimated quantities of proved reserves occur, it will have the effect of increasing the rates of depreciation, depletion and amortization on the affected properties, which would decrease earnings or result in losses through higher depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties that would result in a further non-cash charge to earnings.

RISKS RELATING TO THE MARKET FOR OUR COMMON STOCK

VOLATILITY OF OUR STOCK PRICE.

         The public market for our common stock has been characterized by significant price and volume fluctuations. There can be no assurance that the market price of our common stock will not decline below its current or historic price ranges. The market price may bear no relationship to the prospects, stage of development, existence of oil and gas reserves, revenues, earnings, assets or potential of our company and may not be indicative of our future business performance. The trading price of our common stock could be subject to wide fluctuations. Fluctuations in the price of oil and gas and related international political events can be expected to affect the price of our common stock. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies which fluctuations have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our company's common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources and have a material adverse effect on our company's business, results of operations and financial condition.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         With the exception of historical matters, the matters discussed in this Prospectus are "forward-looking statements" as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein include, but are not limited to, the statements in this Prospectus regarding our plans and objectives relating to our future operations, plans and objectives regarding the exploration, development and production activities conducted on the exploration blocks in India which are the subject of the three Production Sharing Contracts we have entered into, the timing of those anticipated activities, plans regarding drilling activities intended to be conducted through the ventures in which we are a participant, the success of those drilling activities and our ability and the ability of the ventures to complete any wells on the exploration blocks, to develop reserves of hydrocarbons in commercially marketable quantities, to establish facilities for the collection, distribution and marketing of hydrocarbons, to produce oil and natural gas in commercial quantities, and to realize revenues from the sales of those hydrocarbons. Forward-looking statements also include our plans and objectives to join with others or to directly seek to enter into additional production sharing contracts with the Government of India. Our assumptions, plans and expectations regarding our future capital requirements, the costs and expenses to be incurred in conducting any exploration, well drilling, development, and production activities are all forward-looking statements. These statements appear, among other places, under the following captions: "Risk Factors", "Management's Discussion and Analysis of Financial Condition or Plan of Operation", and "Our Business". We cannot assure you that our assumptions or our business plans and objectives discussed herein will prove to be accurate or be able to be attained or be successful. We cannot assure you that any commercially recoverable quantities of hydrocarbon reserves will be discovered on the exploration blocks in which we have an interest. There can be no assurance that the discovery of hydrocarbons on exploration blocks adjacent to or in the proximity of exploration blocks in which we have an interest will result in the discovery of hydrocarbons on the blocks in which we have an interest. Our ability to realize revenues cannot be assured. We cannot assure you that we will have available to us the capital required to meet our plans and objectives at the times and in the amounts required. If our plans fail to materialize, your investment will be in jeopardy. Our inability to meet our goals and objectives or the consequences to us from adverse developments in general economic or capital market conditions, events having international consequences or military activities could have a material adverse effect on us. We caution you that various risk factors accompany those forward-looking statements and are described, among other places, under the caption "Risk Factors" herein. They are also described in our Annual Reports on Form 10-KSB, our Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this Prospectus and could adversely affect our financial condition and our ability to pursue our business strategy and plans.

                                 USE OF PROCEEDS

         This Prospectus relates solely to the securities being offered and sold for the account of the Selling Securityholders. We will not receive any of the proceeds from the sale of the securities being offered by the Selling Securityholders but will pay substantially all of the expenses related to the registration of the securities. We estimate that these expenses will be approximately $[__________].

         Of the shares included in this Prospectus, 3,580,000 are issuable on exercise of our outstanding common stock purchase warrants. In the event all 3,580,000 common stock purchase warrants are exercised by the Selling Securityholders, we will receive proceeds of $8.37 million. There can be no assurance those warrants will be exercised or the proceeds received. Such proceeds will be added to our general corporate funds and used for working capital purposes.

                           PRICE RANGE OF COMMON STOCK

         Our common shares are traded on the OTC Bulletin Board(R) under the symbol GEOG. The reported high and low bid prices for the common shares, as reported by the OTC Bulletin Board(R), on a calendar quarterly basis for the most recent two calendar years ended December 31, 2003 and the first two calendar quarters of 2004 through April 28, 2004 are as follows.


                                                           BID PRICES
                                                        -----------------
                                                        HIGH         LOW
               ----------------------------------------------------------
               2002
               First Quarter                           $0.72        $0.20
               Second Quarter                          $0.80        $0.26
               Third Quarter                           $0.51        $0.17
               Fourth Quarter                          $0.52        $0.18
               -----------------------------------------------------------
               2003
               First Quarter                           $1.67        $0.35
               Second Quarter                          $1.38        $0.89
               Third Quarter                           $1.52        $0.96
               Fourth Quarter                          $1.69        $1.18
               -----------------------------------------------------------
               2004
               First Quarter                           $2.62        $2.13
               Second Quarter (through April 28)       $2.90        $2.63


         The foregoing amounts, represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions and do not represent the prices of actual transactions. On April 28, 2004, the closing bid quotation for our common stock, as reported on the OTC Bulletin Board(R) was $2.70.

         As of December 31, 2003, we had approximately 195 stockholders of record.

DIVIDEND POLICY

         We do not intend to pay any dividends on our common stock for the foreseeable future. Any determination as to the payment of dividends on our common stock in the future will be made by our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects as well as such other factors as our Board of Directors may deem relevant.

                                 CAPITALIZATION

         The following table sets forth our cash and cash equivalents and our capitalization at December 31, 2003:

                                                              December 31, 2003
                                                              -----------------
Cash and cash equivalents                                           $ 7,029,907
Total assets                                                        $ 7,406,937
Capital Stock
      Authorized: 100,000,000 common  shares, par value
        $0.001 per share, issued 55,053,355
        common shares(2)(3)                                         $    40,461
Additional paid-in capital                                          $ 6,618,038
Deficit accumulated during the development state                    $  (491,508)
Total stockholders' equity                                          $ 6,166,991
Total liabilities and stockholders' equity                          $ 7,406,937

(1) On December 23, 2003, we completed the sale of 6,000,000 shares of our common stock and warrants to purchase 3,000,000 shares of common stock exercisable through December 23, 2005 at a price of $2.50 per share, subject to anti-dilution adjustment and the acceleration of the expiration date under certain circumstances. In addition, as part of the transaction and as partial compensation to the brokers that participated in the transaction, we issued warrants to purchase 580,000 shares of common stock exercisable through December 23, 2005 at a price of $1.50 per share, subject to anti-dilution adjustment and acceleration of the expiration date under certain circumstances.

(2) Excludes 3,005,000 shares issuable on exercise of outstanding options at exercise prices ranging from $1.18 to $1.50 and expiring on various dates through August 31, 2005.

(3)  Excludes the 3,580,000 shares issuable on exercise of outstanding warrants.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

GENERAL

         The following discussion and analysis of our financial condition or plan of operation should be read in conjunction with, and is qualified in its entirety by, the more detailed information including our Consolidated Financial Statements and the related Notes appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. See "Cautionary Statement For Purposes of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in this Prospectus. Our actual results may differ materially from the results and business plans discussed in the forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

         On August 29, 2003, we completed the acquisition of all of the issued and outstanding stock of GeoGlobal Resources (India) Inc. ("GeoGlobal India") which thereby became our wholly-owned subsidiary. The completion of the transaction resulted in the issuance by us of 34,000,000 shares of our common stock, among other things. Under generally accepted accounting principles, this transaction is accounted for as a reverse takeover transaction and for accounting purposes, this transaction is considered an acquisition of GeoGlobal Resources Inc. (the legal parent treated as the accounting subsidiary) by GeoGlobal India (the legal subsidiary treated as the accounting parent) and has been accounted for as a purchase of the net assets of GeoGlobal Resources Inc. by GeoGlobal India. Accordingly, this transaction represents a recapitalization of GeoGlobal India, the legal subsidiary, effective August 29, 2003. As a result, the former shareholders' equity of our company was eliminated and our financial statements as of and for the year ended December 31, 2002, included in this Prospectus, reflect only the results of our operations from the date of the acquisition. Our consolidated financial statements for year ended December 31, 2003, included in this Prospectus, reflect the results of operations of GeoGlobal Resources Inc. only from the date of the acquisition. See Note 6 to Notes to the Consolidated Financial Statements.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

         Our oil and gas exploration and development activities commenced at our inception on August 21, 2002. We have not since our inception earned any revenues from these operations.

         During the year ended December 31, 2003, we had expenses of $503,944 compared with expenses of $13,813 during the period August 21, 2002 through December 31, 2002. Our general and administrative expenses increased to $151,404 from $6,198 reflecting the expenses incurred relating to our initial Production Sharing Contract entered into in February 2003 and the expenses we incurred in connection with the acquisition of GeoGlobal India by our legal parent corporation. These general and administrative expenses also include costs related to the corporate head office including administrative services, rent and office costs and transfer agent fees and services. Our consulting fees of $170,271 during the year ended December 31, 2003 reflect $83,333 paid under our Technical Services Agreement and other fees and expenses we incurred in employing various technical and corporate consultants who advised us on a variety of matters. We incurred no consulting fees during the period from inception August 21, 2002 through December 31, 2002 because our activities had not developed to the point where we required such services of consultants. Professional fees increased to $131,819 during the year ended December 31, 2003 from $6,917 during the period from August 21, 2002 to December 31, 2002. Professional fees include those paid to our auditors for audit and tax services, fees paid to our legal advisors for services provided with regard to filing various SEC documents and review of our oil and gas agreements.

         Our other expenses and income during the year ended December 31, 2003 resulted in income of $26,249. Included in other income is a foreign exchange loss of $18,634. We had no such loss during the period from inception on August 21, 2002 to December 31, 2002. During the year ended December 31, 2003, we recovered consulting fees of $38,775 and equipment costs of $4,245 resulting from services provided and billed out to Gujarat State Petroleum

Corporation. Our interest income in 2003 arose out of interest earned on our cash balances we held during the year. We held small cash balances during the period from inception on August 21, 2002 to December 31, 2002.

         Reflecting the increased scope of our activities during the year ended December 31, 2003 as compared to the period from inception on August 21, 2002 to December 31, 2002, we had a net loss of $477,695 in 2003 compared to a net loss of $13,813 in 2002.

LIQUIDITY AND CAPITAL RESOURCES

         Our net cash used in operating activities during the year ended December 31, 2003 was $297,873.

         Cash provided by investing activities during the year ended December 31, 2003 was $2,737,821. This amount included the cash of $3,034,666 acquired by GeoGlobal India from the legal parent on the acquisition. Financing funds of $296,845 were used for the acquisition of property and equipment and $37,998 for the repayment to the shareholder. During the period from inception on August 21, 2002 through December 31, 2002, reflecting the limited scope of our activities, $49,846 was used for the purchase of property and equipment which was offset by cash provided by a shareholder and related companies in that amount.

         Cash provided by financing activities included gross proceeds of $5,800,000 from the issuance of our securities in a brokered private placement together with a concurrent private placement for an additional $200,000 that closed on December 23, 2003. Also during the year ended December 31, 2003, options to purchase an aggregate of 396,668 shares of common stock were exercised at various prices between $0.17 and $0.50 for gross proceeds of $101,650. Share issuance costs of $550,175 were expended in issuing the above securities and in the acquisition of GeoGlobal India.

         Upon the completion of the acquisition of GeoGlobal India on August 29, 2003, our current assets (primarily cash and cash equivalents) were $3,109,666. At that time we had current liabilities of $2,706. As partial consideration for the purchase of GeoGlobal India, we incurred indebtedness of $2,000,000 of which $1,000,000 was paid by December 31, 2003, $500,000 was paid on January 15, 2004 and the remaining balance of $500,000 is to be paid on June 30, 2004.

         At December 31, 2003, our cash and cash equivalents were $7,029,907. The majority of these funds are currently held as US funds in our bank accounts and in term deposits earning interest based on the US prime rate.

         At December 31, 2003, the Operator of the KG Block, Gujarat State Petroleum Corporation, has expended on exploration activities approximately $1,001,191 attributable to us under the Carried Interest Agreement. Under the terms of the Production Sharing Contract, the Operator is committed to expend further funds for the exploration of and drilling on the KG Block. We estimate that these expenditures attributable to us will total approximately $11 million over the 6.5 year term of the Production Sharing Agreement. Additional expenditures may be required for the completion of commercially successful wells. Of these expenditures, 50% are for the account of Roy Group (Mauritius) Inc. under the terms of the Participating Interest Agreement.

         We will not realize cash flow from this venture until such time as the expenditures attributed to us, and including those expenditures made for the account of Roy Group (Mauritius) Inc. under the Carried Interest Agreement, have been recovered by Gujarat State Petroleum Corporation from future production revenue. We further describe this agreement under "Our Business - Our Carried Interest Agreement."

         We have committed to expend an aggregate of approximately $2.5 million for exploration activities under the terms of the Production Sharing Contracts on the Cambay Blocks over a period of 6 years. We estimate that our expenditures for these purposes during the 2004 fiscal year will be approximately $300,000, based upon our 10% participating interest in these Production Sharing Contracts.

         We believe that our available cash resources will be sufficient to meet all our expenses and cash requirements during the year ended December 31, 2004.

OUR PLAN OF OPERATION

         We intend, during the year ended December 31, 2004, to continue our participation in the exploration and development activities on the exploration blocks in which we have an interest. In addition, we intend to seek to enter into further joint venture and other opportunities to enter into production sharing contracts with the Government of India. We do not expect to acquire any significant plant or equipment during 2004; however, any joint ventures in which we participate may acquire plant and equipment in conjunction with any well drilling activities they engage in. We do not expect to hire any significant number of employees during 2004.

FUTURE CAPITAL REQUIREMENTS AND RESOURCES

         We expect that, in order to participate in further joint venture arrangements leading to the possible grant of exploratory drilling opportunities, we will be required to contribute or have available to us material amounts of capital. Such capital may be required to secure bonds in connection with the grant of exploration rights, to conduct or participate in exploration activities or be engaged in drilling and completion activities. Some or all of such capital may be unavailable to us when required. We expect to seek any additional capital required from equity and debt offerings of our securities. Our ability to access additional capital will depend in part on our success in developing the exploration blocks in which we are a participant, the results of our management in locating, negotiating and entering into joint ventures or other arrangements on terms considered acceptable, as well as the status of the capital markets at the time such capital is sought. There can be no assurance that capital will be available to us from any source or that, if available, it will be at prices or on terms acceptable to us. Should we be unable to access the capital markets or should sufficient capital not be available, our activities could be delayed or reduced and, accordingly, any future exploration opportunities, revenues and operating activities may be adversely affected.

         We currently expect that available cash, including the funds raised from the private placement financing in December 2003, will be sufficient to fund planned capital expenditures for our existing activities through 2004. However, we may need to raise additional capital to fund the development of properties in which we acquire an interest in the future, which capital may not be available to us when required. There can be no assurance that we will be able to raise the capital required to meet our intended purposes.

                                  OUR BUSINESS

         We are engaged, through subsidiaries and ventures in which we are a participant, in the exploration for and development of oil and natural gas reserves. These activities are being undertaken in locations where we and our joint venture participants have been granted exploration rights pursuant to three Production Sharing Contracts entered into with the Government of India. We intend to seek to enter into additional Production Sharing Contracts as and when the opportunities arise.

OUR PRESENT ACTIVITIES

         At March 31, 2004, we have been granted exploration rights in three exploration blocks, of which two are located onshore in the State of Gujarat in western India and the third is offshore eastern India. The first of our Production Sharing Contracts was entered into on February 4, 2003 and relates to an approximately 1,850 square kilometer (457,145 acre) area off the east coast of India, designated as Block KG-OSN-2001/3 (which we refer to as the "KG Block") under New Exploration Licensing Policy III (NELP-III). We have a net 5% carried interest in this exploration block. Our second and third Production Sharing Contracts were entered into on February 6, 2004. The second contract relates to a 125 square kilometer (30,888 acre) area onshore in the Cambay Basin in the State of Gujarat and is designated Block CB-ONN-2002/2 (which we refer to as the "CB-9 Block") under New Exploration Licensing Policy IV (NELP-IV). The third contract relates to a 285 square kilometer (70,425 acre) area also onshore in the Cambay Basin and is designated Block CB-ONN-2002/3 (which we refer to as the "CB-10 Block") under NELP-IV. We have a 10% working interest in each of CB-9 Block and CB-10 Block (which we collectively refer to as the "CB Blocks").

         At April 1, 2004, the operator of the KG Block, Gujarat State Petroleum Corporation, has completed the acquisition, processing and interpretation of a 1,298 square kilometer marine 3D seismic program. Drilling targets have been mapped and identified by the operator. On April 15, 2004, a four-well 200-day drilling contract was entered into to conduct exploratory drilling on the KG Block. The agreement contains an option to extend the term of the contract to include six additional wells. Drilling is expected to commence in the middle of May 2004 and we believe that drilling will be generally continuous thereafter throughout the balance of 2004, subject however, among other conditions, to drilling rig availability, satisfactory weather and technical conditions and the approval and implementation by the operator of a final drilling program for 2004.

         With respect to the CB Blocks, we expect that the operators, Jubilant Enpro Private Ltd., with respect to the CB-9 Block, and Gujarat State Petroleum Corporation, with respect to the CB-10 Block, will commence an onshore 3D seismic acquisition program in the fourth quarter of 2004. Thereafter, this data will be processed and interpreted. We do not expect any drilling activities to be conducted on either of these blocks during 2004. We estimate the total capital that we will be required to contribute to the exploration activities on the CB Blocks during 2004 based on our 10% participating interest will be approximately $300,000.

OUR INITIAL PRODUCTION SHARING CONTRACT RELATING TO THE KG BLOCK

         We, along with Gujarat State Petroleum Corporation Limited and Jubilant Enpro Limited are parties to a Production Sharing Contract dated February 4, 2003 with The Government of India which grants to the three parties the right to conduct seismic surveying and exploratory drilling activities on the KG Block. The exploration period for this Production Sharing Contract extends for a term of up to 6.5 years. The first two phases cover a period of 2.5 years each, and the last phase covers a period of 1.5 years. The exploration period under the agreement commenced on February 4, 2003. During the first exploration phase, the parties are to acquire, process and interpret 1,250 square kilometers of 3D seismic data. In addition, we are to reprocess 2,298.4 line kilometers of 2D seismic data, conduct a bathymetric survey and drill a total of fourteen exploratory wells between 900 to 4,118 meters. During the second and third phases, if the parties elect to proceed with them, in addition to bathymetric surveys in connection with each phase, the parties are to drill four exploratory wells between 1,100 to 2,850 meters and two exploratory wells to 1,550 and 1,950 meters, respectively.

         Our net 5% interest in KG Block reflects our agreement to prospectively assign half of the original 10% interest under the Production Sharing Contract to Roy Group (Mauritius) Inc., a Mauritius corporation wholly-owned by Mr. Jean Paul Roy, our President, a Director and principal stockholder, pursuant to a Participating Interest Agreement we entered into on March 27, 2003, which assignment is subject to Government of India consent. Absent such consent, the assignment will not occur and we are to provide Roy Group (Mauritius) Inc. with an economic benefit equivalent to the interest to be assigned.

OUR CARRIED INTEREST AGREEMENT RELATING TO THE KG BLOCK

         Pursuant to an agreement we entered into with Gujarat State Petroleum Corporation Limited dated August 27, 2002, we, along with Roy Group (Mauritius) Inc., have a carried interest in the exploration activities conducted by the parties in the KG Block that is the subject of the Production Sharing Contract on the KG Block. Under the terms of the Carried Interest Agreement, we and Roy Group (Mauritius) Inc. are carried by Gujarat State Petroleum Corporation Limited for 100% of all our share of any costs during the exploration phase prior to the start date of initial commercial production. However all of our share and the share of Roy Group (Mauritius) Inc. of any capital costs for the development phase will be paid back to Gujarat State Petroleum Corporation Limited without interest over the projected production life or ten years whichever is less. We are not entitled to any share of production until Gujarat State Petroleum Corporation Limited has recovered our share and the share of Roy Group (Mauritius) Inc. of the costs and expenses that were paid by Gujarat State Petroleum Corporation Limited.

CB-9 BLOCK AND CB-10 BLOCK PRODUCTION SHARING CONTRACTS

         On February 6, 2004, we, along with our joint venture participants, signed Production Sharing Contracts with respect to two onshore exploration blocks in the Cambay Basin, located in the State of Gujarat in northwest India.

         The first of these contracts, relating to CB-9 Block, also referred to as Blocks 9A and 9B under NELP-IV, covers an area of approximately 125 square kilometers (30,888 acres) onshore in the Cambay Basin. We hold a 10% participating interest, Gujarat State Petroleum Corporation Limited holds a 60% participating interest, and Jubilant Enpro Private Ltd., who is the operator, holds the remaining 30% participating interest. The contract provides that the exploration activities are to be conducted in three phases with the first phase covering a period of 2.5 years, the second phase covering a period of 2.0 years and the last phase covering a period of 1.5 years, for a maximum total duration of 6.0 years for all three phases. The exploration period under this contract commenced on February 6, 2004. During the first exploration phase on CB-9 Block, the parties are to acquire 75 square kilometers of 3D seismic data, reprocess 650 line kilometers of 2D seismic data, conduct a geochemical survey and drill a total of seven exploratory wells between 1,000 and 2,200 meters. During each of the second and third phases, if the parties elect to proceed with them, the parties are to drill two exploratory wells to 2,000 meters, respectively.

         CB-10 Block, which is also referred to as Blocks 10A and 10B under NELP-IV, covers an area of approximately 285 square kilometers (70,425 acres) onshore in the Cambay Basin. We hold a 10% participating interest. Gujarat State Petroleum Corporation Limited is the operator and holds a 55% participating interest, with a 20% participating interest held by Enpro and a 15% participating interest held by Prize Petroleum Company Limited. Exploration activities on CB-10 Block are to be conducted over the same three-phase term as is provided under the CB-9 Block described above. The exploration period under this contract commenced on February 6, 2004. During the first exploration phase on CB-10 Block, the parties are to acquire 200 square kilometers of 3D seismic data, reprocess 1,000 line kilometers of 2D seismic data, conduct a geochemical survey and drill a total of twelve exploratory wells between 1,500 and 3,000 meters. During the second and third phases, if the parties elect to proceed with them, the parties are to drill three and two exploratory wells, respectively, to 2,000 meters.

Map of India


                                [GRAPHIC OMITTED



    [this map denotes our locations in general and does not indicate specific size of blocks or basins]

ADDITIONAL TERMS OF OUR PRODUCTION SHARING CONTRACTS

         Except for the size and location of the exploration blocks and the work programs to be conducted, the three Production Sharing Contracts contain substantially similar terms. Under the Production Sharing Contracts, the Government of India has granted to the parties the right to engage in oil and natural gas exploration activities on the exploration blocks for specified terms of years with each contract setting forth the exploration activities to be conducted over periods of years in three phases. Under each of the three contracts, if the parties elect to continue into the second exploratory phase, the contracts provide that the parties retain up to 75% of the original contract area, including any developed areas or areas of discoveries of hydrocarbons, and relinquish the remainder. Similarly, if the parties elect to continue into the third exploration phase, the contracts provide that the parties retain up to 50% of the original contract area, including any developed areas or areas of discovery of hydrocarbons, and relinquish the remainder. In the event the parties fail to complete the minimum work programs under the contracts, the parties must pay to the Government of India their proportionate share of the amount that would be required to complete the minimum program.

         The Production Sharing Contracts contain provisions relating to procedures to be followed once a discovery of hydrocarbons is determined to have been made within the exploration block and for the further development of that discovery. Following the completion of a development plan for a discovery, the parties are to apply to the relevant government entity for a lease with respect to the area to be developed with an initial term of 20 years for the lease. The Government of India and the other parties to the Production Sharing Contracts are allocated, after deduction of the costs of exploration, development, and production to be recovered, percentages of any remaining production with the Government of India allocated between 20% to 40% of the production from the KG Block and 30% to 55% of the production from the CB Blocks The balance of the production is to be allocated to the other joint venture participants in proportion to their participating interests.

         The contracts contain restrictions on the assignment of a participating interest, including a change in control of a party, without the consent of the Government of India, subject to certain exceptions which include, among others, a party encumbering its interest subject to certain limitations.

         Each of the three ventures are managed by a management committee representing the parties to the agreement, including the Government of India. The contracts contain various other provisions, including, among others, obligations of the parties to maintain insurance, the maintenance of books and records, confidentiality, the protection of the environment, arbitration of disputes, matters relating to income taxes on the parties, royalty payments, and the valuation of hydrocarbons produced. Until India attains self sufficiency in the production of crude oil and condensate and is able to meet its national demand, the parties to the ventures are required to sell their entitlement to production in the Indian domestic market. Also, the Indian domestic market has the first call on natural gas produced. The contracts also contain provisions whereby we are required to negotiate technical assistance agreements with the Government of India or its nominee whereby we render technical assistance and make available commercially available technical information of a proprietary nature for use in India by the government or its nominee, subject, among other things, to confidentiality restrictions. In addition, the parties to the venture are required to give preference, including the use of tender procedures, to the purchase and use of goods manufactured, produced or supplied in India provided that such goods are available on equal or better terms than imported goods, and to employ Indian subcontractors having the required skills insofar as their services are available on comparable standards and at competitive prices and terms. The contracts provide that they are interpreted under the laws of India.

OUR AUGUST 2003 ACQUISITION

         On August 29, 2003, we completed the acquisition of all of the issued and outstanding shares of GeoGlobal Resources (India) Inc., a corporation then wholly-owned by Mr. Jean Paul Roy. The completion of the acquisition resulted in the issuance and delivery by us of 34,000,000 common shares and delivery of our $2.0 million promissory note to Mr. Roy. Of such shares, we issued and delivered
14.5 million shares at the closing of the acquisition with the remaining shares delivered in escrow. Of the remaining 19.5 million shares issued in escrow, 14.5 million shares will be released for delivery only if the results of a 3D seismic program conducted on the KG Block during the initial exploration phase establishes the existence of a commercial basis for the commencement of an exploratory drilling program, or upon the actual commencement of a drilling program and the final 5.0 million shares will be released only if a commercial discovery is declared on the KG Block. Shares not released from the escrow will be surrendered back to us. common shares held during the term of the escrow retain their voting rights. As a result of the transaction, Mr. Roy held approximately 69.3% of our issued and outstanding shares. Mr. Roy was also elected our President, Chief Executive Officer and a Director on August 29, 2003. This transaction was accounted for as a reverse takeover transaction, and for accounting purposes GeoGlobal Resources (India) Inc., which is our legal subsidiary, is deemed to have acquired our parent corporation and is the continuing entity for accounting purposes.

         As a consequence of this transaction, a change in control of our company may be deemed to have occurred.

         Because of the expected commencement of the drilling activities on the KG Block beginning in mid-May 2004, it is anticipated that the 14.5 million shares held in escrow will be released from escrow to Mr. Roy at that time.

OIL AND GAS OPERATIONS

         We are engaged in the exploration for and development of oil and natural gas reserves. At December 31, 2003, we did not claim any probable or proved reserves of oil or natural gas. We have not reported since January 1, 2003 any reserves of oil or natural gas to any United States Federal authority or made any statement to any such authority that there were no such reserves. We have not produced any oil or natural gas.

         We do not own any oil or natural gas wells as of April 1, 2004 and at that date have not been granted any leases to properties under the terms of our Production Sharing Contracts. At April 1, 2004, we had not conducted any oil or gas well drilling operations and no wells were in the process of drilling.

DEVELOPMENT EXPLORATION AND ACQUISITION EXPENDITURES

         The following table sets forth information regarding costs we incurred in our development, exploration and acquisition activities during the periods ended December 31, 2003 and December 31, 2002.

                                                      Period from Inception,
                                      Year Ended         August 21, 2002 to
                               December 31, 2003          December 31, 2002
                               -----------------          -----------------
        Development Costs                     --                         --
        Exploration Costs               $178,523                   $ 21,925
        Acquisition Costs                     --                         --
        Capitalized Interest                  --                         --
                                        --------                   --------
                                TOTAL   $178,523(1)                $ 21,925(1)
                                        ========                   ========


        (1) These costs are not reimbursable under the Carried Interest
            Agreement

         As at December 31, 2003, Gujarat State Petroleum Corporation has incurred costs (stated in Indian currency) of Rs 4,55,61,213 (approximately $1,001,191, using an average currency conversion rate of Rs 45.51 to the $1.00) attributable to GeoGlobal under the Carried Interest Agreement of which 50% is for the account of Roy Group (Mauritius) Inc..

ACREAGE

          At April 1, 2004, under the terms of the three Production Sharing Contracts to which we are a party, we had an interest in approximately 558,313 gross acres (32,988 net). Leases to such acreage have not yet been granted. Under the terms of the Production Sharing Contracts, following the completion of a development plan for a discovery, the parties are to apply for a lease from the relevant government authority to the area to be developed. Leases are to have an initial term of twenty (20) years.

         All of such acreage is located offshore the east coast of India and onshore in western India as follows:

                                                          Undeveloped Acreage
                                                       -------------------------
         Location                                        Gross            Net(1)
         --------                                      -------          --------
         Krishna Godavari Basin (offshore)
              KG Block                                 457,145           22,857
         Cambay Basin (onshore)
              CB-9                                      30,888            3,088
              CB-10                                     70,425            7,043
                                                       -------           ------
                                                       558,450           32,988
                                                       =======           ======

(1) Net acres represent our net participating interest under our Production Sharing Contracts and our Participating Interest Agreement with Mr. Roy.

OUR PRESENT OIL AND GAS EXPLORATION ACTIVITIES

         At April 1, 2004, the Operator of KG Block, Gujarat State Petroleum Corporation has completed the acquisition, processing and interpretation of a 1,298 square kilometer marine 3D seismic program. Drilling targets have been mapped and identified by the Operator. On April 15, 2004, a four-well 200-day drilling contract was entered into to conduct exploratory drilling on the KG Block. The agreement contains an option to extend the term of the contract to include six additional wells. Drilling is expected to commence in the middle of May 2004 and we believe that drilling will be generally continuous thereafter throughout the balance of 2004, subject however, among other conditions, to drilling rig availability, satisfactory weather and technical conditions and the approval and implementation by the operator of a final drilling program for 2004.

         With respect to the CB Blocks, we expect that the operators, Jubilant Enpro Private Ltd., with respect to the CB-9 Block, and Gujarat State Petroleum Corporation, with respect to the CB-10 Block, will commence an onshore 3D seismic acquisition program in the fourth quarter of 2004. Thereafter, this data will be processed and interpreted. We do not expect any drilling activities to be conducted on either of these blocks during 2004. We estimate the total capital that we will be required to contribute to the exploration activities on the CB Blocks during 2004 based on our 10% participating interest will be approximately $300,000.

HEDGING ACTIVITIES

         During the year ended December 31, 2003, we did not utilize any hedging activities to hedge the price of any future oil and gas production.

MARKETING

         Under the terms of our Production Sharing Contracts, until the total production of crude oil and condensate meets the Indian national demand, we are required to sell in the Indian domestic market our entitlement to crude oil and condensate. When and so long as India attains self-sufficiency in the production of crude oil and condensate, our domestic sale obligation is suspended and we will have the right to export our entitlement. The Production Sharing Contracts also provide that the Indian domestic market will have the first call on natural gas produced from the areas that are the subject of the contracts.

         The Production Sharing Contracts provide that the parties are to agree monthly on a price for crude oil which is intended to be on an import parity basis. Prices of natural gas are intended to be based on Indian domestic market prices.

         Our ability to market any production of crude oil and natural gas will be dependent upon the existence and availability of pipeline or other gathering system, storage facilities and an ability to transport the hydrocarbons to market. Such facilities are yet to be constructed.

         We are not a party to any agreements providing for the delivery of fixed quantities of hydrocarbons.

COMPETITION

         We experience competition from others in seeking to participate in joint ventures and other arrangements to participate in exploratory drilling ventures in India. In addition, the ventures in which we participate will experience competition from other ventures and persons in seeking from the Government of India and, possibly others, its agreement to grant and enter into production sharing contracts. Management of our company believes that competition in entering into such agreements with the Government of India is based on the extent and magnitude of exploratory activities that the applicants will propose to undertake on the exploration blocks under consideration as well as the financial and technical ability of the applicants to complete such activities.

PAST ACTIVITIES AND OUR ORGANIZATION

         Through late 2001, we were engaged in the creation, operation and maintenance of a World Wide Web-based community, known as Suite101.com, Inc. During the period January 1, 1999 through December 31, 2001, our total revenues from these activities were $43,600 and our available cash fell from $9,322,000 at the end of March 2000 to $4,049,000 at the end of December 2001. At the end of 2001, our management at that time determined to redirect our activities and by mid-2002, we were no longer engaged in our former Web-based activities. In March 2003, we entered into an agreement to acquire all the outstanding stock of GeoGlobal Resources (India) Inc. Following obtaining the consent of the Government of India to the transaction, we completed the transaction on August 29, 2003.

         We are a corporation organized under the laws of the State of Delaware in December 1993. From December 1998 to January 2004, our corporate name was Suite101.com, Inc. At a meeting held January 8, 2004, our stockholders approved an amendment to our Certificate of Incorporation to change our corporate name to GeoGlobal Resources Inc.

EMPLOYEES

         The services of our President and Chief Executive Officer, Jean Paul Roy, are provided pursuant to the terms of a Technical Services Agreement we entered into with Roy Group (Barbados) Inc., a corporation wholly-owned by Mr. Roy. The services of Allan J. Kent, our Executive Vice President and Chief Financial Officer are provided through D.I. Investments Ltd., a corporation wholly-owned by Mr. Kent. At April 15, 2004, our agreement with D.I. Investments Ltd. is an oral agreement. Messrs. Roy and Kent each devote substantially all of their time to our affairs. Neither of such persons are our direct employees.

         In addition to Messrs. Roy and Kent, we employ 10 additional persons in various capacities as part-time consultants to us.

         As of December 31, 2003, we employed two persons and one full time consultant in administrative capacities in Calgary, Alberta, Canada and two persons in administration capacities in Gandhinagar, Gujarat State, India.

  OFFICES AND PROPERTIES

         As of April 1, 2004, our executive offices are at Suite 200, 630 - 4 Avenue SW, Calgary, Alberta, T2P 0J9 Canada. Our leased premises currently include approximately 1,275 square feet and are subleased on a month to month basis for a term expiring in April 2005. These premises are subleased at cost from D.I. Investments Ltd., a company controlled by Mr. Kent. The facilities are considered adequate for our present activities.

         We do not own any interests in any leasehold or other interests in oil and gas properties as of December 31, 2003. Our interests are derived under our contractual arrangements in the Production Sharing Contracts we have entered into.

LEGAL PROCEEDINGS

         There are no legal proceedings that are pending against us.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following table contains information concerning the current Directors, executive officers and significant employees of the Company:

      NAME                 AGE                    POSITION
      ----                 ---                    --------

DIRECTORS AND EXECUTIVE OFFICERS:

Jean Paul Roy (1)           47   President, Chief Executive Officer and Director
Allan J. Kent (2)           50   Executive Vice President, Chief Financial
                                 Officer and Director
John K. Campbell (1) (2)    71   Director
Brent J. Peters (1) (2)     32   Director
Peter R. Smith              56   Director and Chairman of the Board

--------------------
(1)  Member of our Audit Committee.
(2)  Member of our Compensation Committee.

         Each Director of our company has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified.

         Mr. Roy was elected a Director of our company on August 29, 2003. He was also elected President and Chief Executive Officer on August 29, 2003. For more than the past five years, Mr. Roy has been consulting in the oil and gas industry through his private company, GeoGlobal Technologies Inc. which he owns 100%. Mr. Roy has in excess of 20 years of geological and geophysical experience in basins worldwide as he has worked on projects throughout India, North and South America, Europe, the Middle East, the former Soviet Union and South East Asia. His specialties include modern seismic data acquisition and processing techniques, and integrated geological and geophysical data interpretation. Since 1981 he has held geophysical positions with Niko Resources Ltd., Gujarat State Petroleum Corporation, Reliance Industries, Cubacan Exploration Inc., PetroCanada, GEDCO, Eurocan USA and British Petroleum. Mr. Roy graduated from St. Mary's University of Halifax, Nova Scotia in 1982 with a B.Sc. in Geology and has been certified as a Professional Geophysicist. Mr. Roy is a resident of Guatemala.

         Mr. Kent was elected as Executive Vice President, Chief Financial Officer and a Director of our company on August 29, 2003. Mr. Kent has in excess of 20 years experience in the area of oil and gas exploration finance and has, since 1987, held a number of senior management positions and directorships with Cubacan Exploration Inc., Endeavour Resources Inc. and MacDonald Oil Exploration Ltd., all publicly listed companies in Canada. Prior thereto, beginning in 1980, he was a consultant in various capacities to a number of companies in the oil and gas industry. He received his Bachelor of Mathematics degree in 1977 from the University of Waterloo, Ontario.

        Mr. Campbell was elected a Director of our company in February 2002. Mr. Campbell has been President of Transamerica Industries Ltd., a natural resource company, for more than the past five years. He is a former practicing lawyer and he is presently a retired member of the British Columbia Law Society. Mr. Campbell is also a Director of American Natural Energy Corporation, a reporting issuer in the United States.

         Mr. Peters was elected a Director of our company in February 2002. Since 1997, Mr. Peters has been Vice President of Finance and Treasurer of Northfield Capital Corporation, a publicly traded investment company acquiring shares in public and private corporations. Mr. Peters has a Bachelor of Business Administration degree, specializing in accounting.

         Mr. Smith was elected a Director of our company on January 8, 2004. Since 1989, Mr. Smith has been President and co-owner of Andrin Limited, a large developer/builder of housing in Canada. Mr. Smith was appointed, and held the position of Chairman of the Board of Directors, Canada Mortgage and Housing Corporation (CMHC), from September 6, 1995 to September 6, 2003. On February 14, 2001, the Governor General of Canada announced the appointment of Mr. Smith as a Member of the Order of Canada, effective November 15, 2000.

Mr. Smith holds a Masters Degree in Political Science (Public Policy) from the State University of New York, and an Honours B.A. History and Political Science, Dean's Honour List, McMaster University, Ontario.

AUDIT COMMITTEE

         Our Board of Directors has appointed an Audit Committee consisting of Messrs. Peters, Campbell and Roy. Our Audit Committee, among other things, meets with our independent accountants to review our accounting policies, internal controls and other accounting and auditing matters; approves the engagement of our independent accountants to render audit and non-audit services; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants. Our securities are not listed on a registered national securities exchange or in an automated inter-dealer quotation system and, accordingly, we are not subject to the listing standards imposed by rules adopted under the U.S. Securities Exchange Act of 1934, as amended, relating to audit committees.

         Our Board of Directors has determined that we do not have an Audit Committee Financial Expert serving on our Audit Committee. We do not have an Audit Committee Financial Expert serving on our Audit Committee because at this time the limited magnitude of our revenues and operations does not, in the view of our Board of Directors, justify or require that we obtain the services of a person having the attributes required to be an Audit Committee Financial Expert on our Board of Directors and Audit Committee. The Board of Directors may in the future determine that a member elected to the Board in the future has the attributes to be determined to be an Audit Committee Financial Expert.

COMPENSATION COMMITTEE

         Our Compensation Committee consists of Messrs. Peters, Campbell and Kent. Our Compensation Committee, among other things, exercises general responsibility regarding overall employee and executive compensation. Our Compensation Committee sets the annual salary, bonus and other benefits of the President and the Chief Executive Officer and approves compensation for all our other executive officers, consultants and employees after considering the recommendations of our President and Chief Executive Officer.

                       EXECUTIVE AND DIRECTOR COMPENSATION

         The following table sets forth the annual and long-term compensation paid during the three fiscal years ended December 31, 2003 to each of our chief executive officers who served in that capacity during the year ended December 31, 2003. No other executive officers received compensation exceeding $100,000 during the year ended December 31, 2003:

                                              SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION

                                                                                                 COMPENSATION
                                                                           OTHER      -------------------------------
           NAME AND                             ANNUAL                     ANNUAL          LONG-TERM        ALL OTHER
      PRINCIPAL POSITION           YEAR         SALARY         BONUS        COMP.      AWARDS/ OPTION (#)      COMP.
      ------------------           ----         ------         -----        -----      ------------------   ---------
Mitchell G. Blumberg (1)           2001           Nil           Nil          Nil              Nil              Nil
                                   2002         $20,666         Nil          Nil            130,000            Nil
                                   2003           Nil           Nil          Nil              Nil              Nil

Jean Paul Roy (2)                  2003           (3)           Nil          Nil            550,000            Nil

---------------------
(1)  Mr. Blumberg served as President from February 25, 2002 to August 29, 2003.
(2) Mr. Jean Paul Roy was elected President, Chief Executive Officer and a Director on August 29, 2003
(3) See Certain Relationships and Related Transactions for information regarding a Technical Services Agreement entered into by us with Roy Group (Barbados) Inc. of which Mr. Roy is the sole stockholder, providing for payment of $250,000 per year.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2003

         The following table provides information with respect to the above named executive officers regarding options granted to such persons during the year ended December 31, 2003.

                       % OF TOTAL
                         NUMBER OF           OPTIONS/                                       MARKET
                        SECURITIES       SARS GRANTED TO   EXERCISE OR                     PRICE ON
                     UNDERLYING SARS/      EMPLOYEES IN    BASE PRICE                       DATE OF
          NAME      OPTIONS GRANTED (#)     FISCAL YEAR     ($/SHARE)    EXPIRATION DATE     GRANT
          ----      -------------------     -----------     ---------    ---------------     -----
Jean Paul Roy           550,000                18.7%          $1.18       August 31, 2005    $1.18

STOCK OPTIONS EXERCISED DURING THE YEAR ENDED DECEMBER 31, 2003 AND HOLDINGS AT DECEMBER 31, 2003.

         The following table provides information with respect to the above-named executive officers regarding options exercised during the year ended December 31, 2003 and options held at the end of the year ended December 31, 2003.

                                                              NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                   OPTIONS  AT               IN-THE-MONEY OPTIONS AT
                                 SHARES                        DECEMBER 31, 2003              DECEMBER 31, 2003 (3)
                               ACQUIRED       VALUE        ---------------------------     -----------------------------
     NAME                   ON EXERCISE    REALIZED        EXERCISABLE    NEXERCISABLE     EXERCISABLE     UNEXERCISABLE
     ----                   -----------    --------        -----------    ------------     -----------     -------------
Jean Paul Roy                        --          --        250,000 (1)      300,000 (1)        $82,500          $99,000

Mitchell G. Blumberg              5,000      $  850             --               --                 --               --
                                 95,000      $3,750             --               --                 --               --
                                 16,667      $4,500             --               --                 --               --
                                  5,000      $2,500         60,000 (2)           --            $   600               --

------------------------
(1)  The options are exercisable at $1.18 per share.
(2)  The options are exercisable at $1.50 per share.
(3)  Based on the closing sales price on December 31, 2003 of $1.51.

         We do not have any employment contracts, termination agreements or change of control arrangements with any of our executive officers. See Certain Relationships and Related Transactions for information regarding a Technical Services Agreement entered into by us with Roy Group (Barbados) Inc. of which Mr. Roy is the sole stockholder.

         Our Directors do not receive any cash compensation for serving in that capacity; however, they are reimbursed for their out-of-pocket expenses in attending meetings. Pursuant to the terms of our 1998 Stock Incentive Plan, each non-employee Director automatically receives an option grant for 50,000 shares on the date such person joins the Board. In addition, on the date of each annual stockholder meeting, provided such person has served as a non-employee Director for at least six months, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares. Each such option has a term of ten years, subject to earlier termination following such person's cessation of Board service, and is subject to certain vesting provisions. For the purposes of the automatic grant provisions of the Plan, all of our Directors, other than Messrs. Roy and Kent, are considered non-employee Board members.

         Both Mr. John K. Campbell and Mr. Brent J. Peters waived the automatic grant of options to purchase 5,000 shares of common stock they were entitled to receive under the automatic grant provisions of the Plan upon the occurrence of the Annual Meeting of Stockholders held January 8, 2004. In addition, Mr. Peter
R. Smith waived the automatic grant of options to purchase 50,000 shares he was entitled to receive upon his election as a Director. Messrs. Campbell, Peters and Smith had each been granted options on December 9, 2003 to purchase 25,000, 80,000, and 50,000 shares, respectively, exercisable at $1.18 per share. Of such options granted to each of such persons, 20,000 shares were immediately vested, 5,000 shares granted to Messrs. Campbell and Peters vested on January 8, 2004, 30,000 Mr. Peters options vest on August 29, 2004, and the remaining options will vest on January 8, 2005. On December 9, 2003, the closing market price for shares of our common stock was $1.18 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 29, 2003, pursuant to an agreement dated April 4, 2003 and amended August 29, 2003, we completed a transaction with Mr. Roy and GeoGlobal Resources (India) Inc. ("GeoGlobal India"), a corporation then wholly-owned by Mr. Roy, whereby we acquired from Mr. Roy all of the outstanding capital stock of GeoGlobal India. In exchange for the outstanding capital stock of GeoGlobal India, we issued 34.0 million shares of our common stock. Of the 34.0 million shares, 14.5 million shares were issued and delivered to Mr. Roy at the closing of the transaction being August 29, 2003 and an aggregate of 19.5 million shares are held in escrow by an escrow agent. The terms of the escrow provide for the release of the shares upon the occurrence of certain developments relating to the outcome of oil and natural gas exploration and development activities conducted on our KG Block. In addition to our shares of common stock, we delivered to Mr. Roy a $2.0 million promissory note, of which $500,000 was paid on the closing of the transaction on August 29, 2003, $500,000 was paid on October 15, 2003, $500,000 was paid on January 15, 2004 and $500,000 is to be paid on June 30, 2004. The note does not accrue interest. The note is secured by the outstanding stock of GeoGlobal India. As a consequence of the transaction, Mr. Roy holds an aggregate of 34.0 million shares of our outstanding common stock, or approximately 69.3% of the shares outstanding, assuming all shares held in escrow are released to him. The terms of the transaction provide that Mr. Roy is to have the right to vote all 34.0 million shares following the closing, including the shares during the period they are held in escrow.

         On March 27, 2003, GeoGlobal India entered into a Participating Interest Agreement with Roy Group (Mauritius) Inc. a company organized under the laws of Mauritius and wholly owned by Mr. Roy, whereby, subject to Government of India consent, GeoGlobal India assigned to Roy Group (Mauritius) Inc., one-half of its original 10% interest under the Production Sharing Contract for KG Block and its rights under the Carried Interest Agreement with Gujarat State Petroleum Corporation Limited. Under the terms of the agreement, until the Government of India consent is obtained, GeoGlobal India retains the exclusive right to deal with the other parties to the Production Sharing Contract and the Carried Interest Agreement and is entitled to make all decisions regarding the interest assigned to Roy Group (Mauritius) Inc. and Roy Group (Mauritius) Inc. agreed to be bound by and responsible for the actions taken by, obligations undertaken and costs incurred by GeoGlobal India in regard to the Roy Group (Mauritius) Inc. interest and to be liable to GeoGlobal India for its share of all costs, interests, liabilities and obligations arising out of or relating to the Roy Group (Mauritius) Inc. interest. Roy Group (Mauritius) Inc. agreed to indemnify GeoGlobal India against any and all costs, expenses, losses, damages or liabilities incurred by reason of Roy Group (Mauritius) Inc.'s failure to pay the same. Subject to obtaining the government consent to the assignment, Roy Group (Mauritius) Inc. is entitled to all income, receipts, credits, reimbursements, monies receivable, rebates and other benefits in respect of its 5% interest which relate to the Production Sharing Contract. GeoGlobal India has a right of set-off against sums owing to Roy Group (Mauritius) Inc. any sums owing to GeoGlobal India by Roy Group (Mauritius) Inc.. In the event that the Indian government consent is delayed or denied resulting in either Roy Group (Mauritius) Inc. or GeoGlobal India being denied an economic benefit it would have realized under the agreement, the parties agreed to amend the agreement or take other reasonable steps to assure that an equitable result is achieved consistent with the parties intentions contained in the agreement. In the event the consent is denied, neither party is entitled to assert any claim against the other except as is specifically set forth in the agreement. The agreement provides that in the absence of such consent, the assignment will not occur and we are to provide Roy Group (Mauritius) Inc. with an economic benefit equivalent to the interest to be assigned.

         Roy Group (Mauritius) Inc. further agreed in the Participating Interest Agreement that it would not dispose of any interest in the agreement, its 5% interest, or the shares of Roy Group (Mauritius) Inc. without first giving notice to GeoGlobal India of the transaction, its terms, including price, and the identity of the intended assignee and any other material information, and GeoGlobal India has the first right to purchase the interest proposed to be sold on the terms contained in the notice to GeoGlobal India. GeoGlobal India is now our wholly-owned subsidiary corporation.

         On August 29, 2003, we entered into a Technical Services Agreement with Roy Group (Barbados) Inc., a company organized under the laws of Barbados and wholly-owned by Mr. Roy. Under the agreement, Roy Group (Barbados) Inc. agreed to perform such geologic and geophysical duties as are assigned to it by us. The term of the agreement extends through August 29, 2006 and continues for successive periods of one year thereafter unless otherwise agreed by the parties or either party has given notice that the agreement will terminate at the end of the term. Roy Group (Barbados) Inc. receives a fee of $250,000 per year under the agreement and is reimbursed for authorized travel and other out-of-pocket expenses. The agreement prohibits Roy Group (Barbados) Inc. from disclosing any of our confidential information and from competing directly or indirectly with us for a period of three years from August 29, 2003 with respect to any acquisition, exploration, or development of any crude oil, natural gas or related hydrocarbon interests within the area of the country of India. The agreement may be terminated by either party on 30 days' prior written notice, provided, however, the confidentiality and non-competition provisions will survive the termination. Roy Group (Barbados) Inc. received $83,333 from us during 2003 under the terms of this agreement.

         Roy Group (Barbados) Inc. was also reimbursed for travel, hotel, meals and entertainment expenses incurred by Mr. Roy during 2003 totalling $102,061. At December 31, 2003, the Company owed Roy Group (Barbados) Inc. $41,115 for services provided and expenses incurred pursuant to the Technical Services Agreement which bears no interest and has no set terms of repayment.

         During the year ended December 31, 2003, D.I. Investments Ltd. a company controlled by Mr. Kent, was reimbursed $33,802 for office costs, including rent, parking, supplies and telephone. D.I. Investments Ltd. was also reimbursed $39,045 for travel, hotel, meals and entertainment incurred throughout 2003.

                        PRINCIPAL AND OTHER STOCKHOLDERS

         Set forth below is information concerning the common stock ownership of all persons known by us to own beneficially 5% or more of our common stock, and the common stock ownership of each of our Directors and all Directors and officers as a group, as of April 1, 2004. As of April 1, 2004, we had 55,063,355 shares of common stock outstanding.

                                                           NUMBER OF SHARES            PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIALLY OWNED (1)                COMMON STOCK
------------------------------------                     ----------------------                ------------
Jean Paul Roy (2)                                            34,250,000 (3)                       61.9%
c/o GeoGlobal Resources Inc.
Suite 200, 630 - 4 Avenue SW
Calgary, Alberta   T2P 0J9

Allan J. Kent                                                   250,000 (4)                     Less than 0.5%
c/o GeoGlobal Resources Inc.
Suite 200, 630 - 4 Avenue SW
Calgary, Alberta   T2P 0J9

John K. Campbell                                                 91,667 (5)                     Less than 0.5%
950 West Pender Street - Suite 300
Vancouver, British Columbia   V6C 1L7

Brent J. Peters                                                 123,667 (6)                     Less than 0.5%
c/o Northfield Capital Corporation
347 Bay Street - Suite 301
Toronto, Ontario   M5H 2R7

Peter R. Smith                                                   20,000 (7)                     Less than 0.5%
c/o Andrin Limited
197 County Court Boulevard, Suite 202
Brampton, Ontario L6W 4P6

All officers and directors as a group                        34,735,334 (8)                       62.4% (8)
(5 persons)

------------------------------
(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days following April 1, 2004.
(2) Of the shares held beneficially by Mr. Roy, an aggregate of 19.5 million shares are held in escrow pursuant to the terms of the agreement whereby we purchased the outstanding capital stock of GeoGlobal Resources (India) Inc. from Mr. Roy.
(3) Includes 34,000,000 shares of common stock and options to purchase 250,000 shares of common stock exercisable within 60 days of April 1, 2004.
(4) Includes options to purchase 250,000 shares of common stock exercisable within 60 days of April 1, 2004.
(5) Includes 66,667 shares of common stock and options to purchase 25,000 shares of common stock exercisable within 60 days of April 1, 2004.
(6) Includes 98,667 shares of common stock and options to purchase 25,000 shares of common stock exercisable within 60 days of April 1, 2004.
(7) Includes options to purchase 20,000 shares of common stock exercisable within 60 days of April 1, 2004.
(8)  Includes options exercisable within 60 days of April 1, 2004.

         On December 9, 2003, our Board of Directors granted options of 2,000,000 at $1.18 and on December 30, 2003, our Board of Directors granted options of 945,000 at $1.50.

                            RECENT CHANGE IN CONTROL

         On August 29, 2003, pursuant to an agreement dated April 4, 2003, and amended August 29, 2003, we completed a transaction with Mr. Roy and GeoGlobal India, a corporation wholly-owned by Mr. Roy, whereby we acquired from Mr. Roy all of the outstanding capital stock of GeoGlobal India. In exchange for the outstanding capital stock of GeoGlobal held by Mr. Roy, we issued 34.0 million shares of our common stock. Of the 34.0 million shares, 14.5 million shares were issued and delivered to Mr. Roy at the closing of the transaction and an aggregate of 19.5 million shares are held in escrow by an escrow agent. The terms of the escrow provide for the release of the shares upon the occurrence of certain developments relating to the outcome of oil and natural gas exploration and development activities conducted on an exploration block off the east coast of India in which GeoGlobal India holds a net 5% interest. On the closing of the transaction, Mr. Roy and Mr. Kent were elected Directors and Mitchell G. Blumberg and

Douglas F. Loblaw resigned as Directors. Messrs. John Campbell and Brent Peters continued in office as Directors. Mr. Roy was elected our President and Chief Executive Officer and Mr. Kent was elected Executive Vice President and Chief Financial Officer. As a consequence of the transaction, Mr. Roy holds with the right to vote an aggregate of 34.0 million shares of our outstanding common stock or approximately 69.3% of the shares outstanding. The terms of the transaction provide that Mr. Roy is to have the right to vote all 34.0 million shares following the closing, including the shares during the period they are held in escrow. The election of Messrs. Roy and Kent as Directors and officers were conditions to the closing of the transaction. Except for the foregoing, there are no understandings or arrangements among Mr. Roy and Mr. Kent and their associates or our other current Directors with respect to the election of Directors or other matters in the future. As a consequence of his acquisition of shares of the Company, Mr. Roy may be deemed to be in control of our company.

                             SELLING SECURITYHOLDERS

         The following table sets forth the aggregate numbers of securities beneficially owned by each Selling Securityholder as of March 31, 2004 and the aggregate number of securities registered hereby that each Selling Securityholder may offer and sell pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of the securities at any time and from time to time after the date hereof, no estimate can be made of the number of shares of common stock that each Selling Securityholder may retain upon the completion of the Offering. The shares of common stock have been included in this Prospectus pursuant to contractual rights granted to the Selling Securityholders to have their shares of common stock registered under the Securities Act. The registration of these shares for resale does not necessarily mean that the selling securityholder will sell any of the shares.

                                                                                     TOTAL NUMBER OF SHARES
                                                                                  OF COMMON STOCK BENEFICIALLY
                                                            COMMON STOCK                      OWNED
                                                         BENEFICIALLY OWNED            OFFERED FOR SELLING
             NAME OF SELLING SECURITYHOLDER           PRIOR TO THIS OFFERING(1)    SECURITYHOLDERS' ACCOUNT(1)
-----------------------------------------------------------------------------------------------------------
Robin F. Adams                                                  30,000                        30,000
AIG Global Investment Corp. (Canada)                           525,000                       525,000
Bank Julius Baer & Co. Ltd.                                    300,000                       300,000
Bank Sal. Oppenheim Jr. & Cie Switzerland                      375,000                       375,000
Brian Bayley                                                   150,000                       150,000
Laura Bestor                                                   150,000                       150,000
John Boreta                                                    247,500                       247,500
Julie Bradshaw                                                 112,500                       112,500
Brimstone Limited(2)                                           250,000                       250,000
BTR Global Opportunity Trading Limited                         600,000                       600,000
John Campbell(3)                                                91,667                        66,667
Thane Campbell                                                  30,000                        30,000
Continental Trust Corporation Limited                          150,000                       150,000
Dakepa Holdings Inc.                                            15,000                        15,000
Robert Depoe                                                    75,000                        75,000
Martin Doane                                                    18,750                        18,750
Dynamic Powerhedge Fund                                        300,000                       300,000
Mikel W. Edwards                                                75,000                        75,000
Richard Elder                                                   75,000                        75,000
Jana Ewart                                                     150,000                       150,000
Alice Gardner                                                   37,500                        37,500
Genevest Inc.                                                  450,000                       450,000
Robin Goad                                                      30,000                        30,000
Jennifer Goldman                                                15,000                        15,000
Deborah B. Goldstein                                            37,500                        37,500
Stuart B. Goldstein                                            120,000                       120,000
John Gracie                                                     30,000                        30,000

                                                                                     TOTAL NUMBER OF SHARES
                                                                                  OF COMMON STOCK BENEFICIALLY
                                                            COMMON STOCK                      OWNED
                                                         BENEFICIALLY OWNED            OFFERED FOR SELLING
             NAME OF SELLING SECURITYHOLDER           PRIOR TO THIS OFFERING(1)    SECURITYHOLDERS' ACCOUNT(1)
-----------------------------------------------------------------------------------------------------------
Dr. Alan Green                                                  30,000                        30,000
John D. Gunther                                                150,000                       150,000
Nicole Gunther                                                  37,500                        37,500
Gregory R. Harris                                              300,000                       300,000
Robert C. Heilig                                                15,000                        15,000
Brad N. Hollingsworth                                           75,000                        75,000
Gus Itzek                                                      300,000                       300,000
JMM Trading LP                                                 112,500                       112,500
John Kehl                                                      150,000                       150,000
Scott Kelly                                                     15,000                        15,000
K2 Principal Fund LP                                           900,000                       900,000
Terry MacGibbon                                                112,500                       112,500
Andrew Martyn                                                   37,500                        37,500
John D. McBride                                                112,500                       112,500
Middlemarch Partners Limited                                   705,000                       705,000
Michael P. Murphy                                               37,500                        37,500
Orion Capital Incorporated                                     270,000                       270,000
Chris Paliare                                                   18,750                        18,750
G. Scott Paterson                                               75,000                        75,000
Brent Peters(3)                                                123,667                        91,667
John A. Pollock, Sr.                                           150,000                       150,000
Bob Richardson                                                  75,000                        75,000
Stephen Sharpe                                                  75,000                        75,000
Donald A. Sheldon                                               37,500                        37,500
Mary Sinclair                                                  150,000                       150,000
Mary Sinclair ITF Candice Sinclair                             150,000                       150,000
Mary Sinclair ITF Christopher Sinclair                         150,000                       150,000
SM Investors, LP(2)                                             25,314                        25,314
SM Investors II, LP(2)                                          30,209                        30,209
SM Investors Offshore Ltd.(2)                                   14,477                        14,477
William Stanimir                                                75,000                        75,000
Morris Tenaglia                                                 75,000                        75,000
Donald Whalen                                                  112,500                       112,500
West Indies Trust Company Ltd.                                 150,000                       150,000
Patricia White                                                  97,500                        97,500
Whitmill Nominees Limited(2)                                   250,000                       250,000
Yendor Investment Ltd.                                         150,000                       150,000

---------------------------------
(1) Unless otherwise indicated, the securities were purchased from us in a transaction that was completed on December 23, 2003. The securities were sold in units, each unit consisting of one share and one-half of a warrant to purchase one share. The number of shares includes the shares issuable on exercise of the warrants.
(2) Shares purchased in July 2003 on exercise of outstanding common stock purchase warrants.
(3) Shares purchased in August 2003 on exercise of options granted under our 1998 Stock Incentive Plan. Each of Messrs. Campbell and Peters hold vested options to purchase 25,000 shares of our common stock that are included in their beneficial holdings. Both Mr. Campbell and Mr. Peters are Directors of our company.

                              PLAN OF DISTRIBUTION

         The Selling Securityholders may sell or distribute some or all of the common stock from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) or in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Securityholders on the OTC Bulletin Board(R) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

         Persons who are pledges, donees, transferees, or other successors in interest of any of the named Selling Securityholders (including, but not limited to, persons who receive shares from a named Selling Securityholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this Prospectus) may also use this Prospectus and are included when we refer to Selling Securityholder in this Prospectus. If necessary, we would file a supplement to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Securityholders to include the pledgee, donee, transferee or other successors in interest as Selling Securityholders under this Prospectus. Selling Securityholders may sell the shares by one or more of the following methods, without limitation:

         o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

         o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange or market on which the shares are listed;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o an offering at other than a fixed price on or through the facilities of any stock exchange or market on which the shares are listed or to or through a market maker other than on that stock exchange or market;

         o    privately negotiated transactions, directly or through agents;

         o    short sales of shares and sales to cover short sales;

         o through the writing of options on the shares, whether the options are listed on an options exchange or otherwise;

         o through the distribution of the shares by any selling shareholder to its partners, members of shareholders;

         o    one or more underwritten offerings;

         o agreements between a broker or dealer and one or more of the selling shareholders to sell a specified number of the securities at a stipulated price per share; and

         o any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

         The Selling Securityholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the Selling Securityholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Selling Securityholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Selling Securityholders' Securities. If necessary, we will file a supplement to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 to disclose any such arrangements made known to us by the Selling Securityholders.

         Under applicable rules and regulations currently in effect under the Exchange Act, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Securityholders. All of the foregoing may affect the marketability of the common stock .

         We will pay substantially all of the expenses incident to this offering of the Securities to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Securityholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. We estimate these expenses will total $40.000.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this Prospectus. Rule 144 is available for the sale of restricted securities after a period of twelve months has expired from the date the securities are purchased and fully paid for. Under the tacking provisions of Rule 144, the twelve-month period will begin to run on the date the Debentures were purchased and fully paid for. The holding period relates to the entire time period the Debentures and shares issuable on conversion are held. It is not necessary that the shares issued on conversion be held for twelve months after conversion in order to meet the holding period requirement. Rule 144 also imposes limitations on the amount of securities that can be sold and the manner of sale of the shares during the twelfth to twenty-fourth month period after the purchase of the Debentures. The limitation on the amount of securities that can be sold limits a Selling Securityholder to selling, including sales of shares made during the preceding three months, an amount of shares not exceeding 1% of the shares outstanding. This calculation is made without reflecting as outstanding shares issuable on conversion or exercise of debt securities, including the Debentures, options or warrants. The manner of sale provisions require that the shares be sold in brokers' transactions and that the person making the sale not solicit or arrange for the solicitation of orders to purchase the securities in anticipation of or in connection with the sale or make any payment in connection with the offer or sale to any person other than the broker who executes the sale.

         In order to be a broker's transaction, the broker executing the sale can do nothing more than execute the order to sell as agent for the person selling the shares and receive no more than the customary commission. In addition, the broker cannot solicit or arrange for the solicitation of orders to buy the shares or be aware of circumstances indicating that the sale is a part of an unlawful distribution of the shares in violation of the registration requirements of the Securities Act of 1933. A notice of sale on Form 144 is to be filed with the U.S. Securities and Exchange Commission at the time of making a Rule 144 sale.

         After a period of twenty-four months has expired from the date the securities are purchased and fully paid for and provided the shares are intended to be sold by a person who is not an "affiliate" of ours, the shares can be resold without complying with the limitations on the amount of securities sold, the manner of sale provisions and the notice filing requirements of Rule 144 described above. This would be characterized as a Rule 144(k) transaction. Persons who are deemed to be "affiliates" of ours will continue to be required to comply with the provisions of Rule 144 described above in making re-sales of shares after the twenty-four month holding period.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 101,000,000 consisting of 1,000,000 shares of preferred stock, par value $0.01 per share, and 100,000,000 shares of common stock , par value $0.001 per share.

PREFERRED STOCK

         Up to 1,000,000 shares of preferred stock, par value $0.01 per share, may be issued from time to time in one or more series. Our Board of Directors, without further approval of the stockholders, is expressly authorized to issue shares of our preferred stock in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or special rights and such qualifications, limitations or restrictions thereof as may be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of our company. As of December 31, 2003, we had no shares of preferred stock outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of our shares of common stock exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all our assets available for distribution to such holders. All shares of our common stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 5.1 of our corporate By-laws and Section 145 of the Delaware General Corporation Law provide for indemnification of our officers and Directors and others. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered hereby has been passed upon for us by William S. Clarke, P.A., Princeton, New Jersey.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2003 and 2002 and for the year ended December 31, 2003, and for the period from inception on August 21, 2002 to December 31, 2002 and for the cumulative period from inception on August 21, 2002 to December 31, 2003, included in this Prospectus have been so included in reliance on the report of Ernst & Young, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we file reports, proxy and information statements and other information with the U.S. Securities and Exchange Commission. The reports, proxy and information statements and other information that we file can be read and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the public reference room. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that contains the reports, proxy and information statements and other information that we file electronically with the Commission and the address of that Web site is http://www.sec.gov.

         This Prospectus is part of a registration statement we filed with the Commission. Securityholders should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with any information other than that provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

         Holders of shares of our common stock may obtain a copy of our annual report on Form 10-KSB as filed with the Commission, which contains our audited year-end financial statements, by mailing their request to GeoGlobal Resources Inc., Suite 200, 630 - 4th Avenue, SW, Calgary, Alberta T2P 0J9 Canada or to obtain an electronic copy visit the SEC website at www.sec.gov.

                            GEOGLOBAL RESOURCES INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          (FORMERLY SUITE101.COM, INC.)

                        CONSOLIDATED FINANCIAL STATEMENTS

                     DECEMBER 31, 2003 AND DECEMBER 31, 2002

                           (IN UNITED STATES DOLLARS)

                            GEOGLOBAL RESOURCES INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                     DECEMBER 31, 2003 AND DECEMBER 31, 2002

REPORT OF INDEPENDENT AUDITORS                                              F-3

                              FINANCIAL STATEMENTS

    Consolidated Balance Sheets                                             F-4
    Consolidated Statements of Operations                                   F-5
    Consolidated Statements of Changes in Stockholders' Equity              F-5
    Consolidated Statements of Cash Flows                                   F-6
    Notes to the Consolidated Financial Statements                   F-7 to F-21

                         REPORT OF INDEPENDENT AUDITORS

TO THE STOCKHOLDERS OF
GeoGlobal Resources Inc.

We have audited the accompanying consolidated balance sheets of GeoGlobal Resources Inc., a development stage enterprise (formerly Suite101.com, Inc.) as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2003, the period from inception on August 21, 2002 to December 31, 2002 and for the cumulative period from inception on August 21, 2002 to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2003 and 2002 and the consolidated results of its operations and its cash flows for the year ended December 31, 2003, the period from inception on August 21, 2002 to December 31, 2002 and for the cumulative period from inception on August 21, 2002 to December 31, 2003 in conformity with accounting principles generally accepted in the United States.


                                                 "Ernst & Young LLP"   (signed)


CALGARY, ALBERTA                                           CHARTERED CCOUNTANTS
March 25, 2004

GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEETS


DECEMBER 31                                                                    2003             2002
                                                                               US $             US $
                                                                            ----------       ----------
                                                                                             (note 11a)
ASSETS
   Current
     Cash and cash equivalents                                               7,029,907              272
     Accounts receivable                                                        81,487               --
                                                                             --------------------------
                                                                             7,111,394              272

   Property and equipment (note 3)                                             295,543           49,148
                                                                             --------------------------
                                                                             7,406,937           49,420
                                                                             ==========================

LIABILITIES
   Current
     Accounts payable and accruals                                             200,471            6,371
     Due to shareholder (note 7d)                                                   --           44,950
     Due to related companies (notes 7a, 7b and 7c)                             39,475           11,848
     Note payable (note 7e)                                                  1,000,000               --
                                                                             --------------------------
                                                                             1,239,946           63,169
                                                                             --------------------------

STOCKHOLDERS' EQUITY
   Capital stock (note 4)
     Authorized
       100,000,000 common shares with a par value of US$0.001 each
           1,000,000 preferred shares with a par value of US$0.01 each
     Issued
       55,053,355 common shares (2002 - 34,000,000)                             40,461               64
   Additional paid-in capital (note 4)                                       6,618,038               --
   Deficit accumulated during the development stage                           (491,508)         (13,813)
                                                                             --------------------------
                                                                             6,166,991          (13,749)
                                                                             --------------------------

                                                                             7,406,937           49,420
                                                                             ==========================

See Commitments (note 8)
The accompanying notes are an integral part of these Consolidated Financial Statements

GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                Period from        Period from
                                              YEAR ENDED         Inception,         Inception,
                                            DECEMBER 31-  August 21-2002 to  August 21-2002 to
                                                    2003   December 31-2002   December 31-2003
                                                     US$                US$                US$
                                                                                    (note 11b)
EXPENSES (NOTES 7B AND 7C)
   General and administrative                    151,404              6,198            157,602
   Consulting fees                               170,271                 --            170,271
   Professional fees                             131,819              6,917            138,736
   Depreciation and depletion                     50,450                698             51,148
                                                ----------------------------------------------
                                                 503,944             13,813            517,757
                                                ----------------------------------------------
OTHER EXPENSES (INCOME)
   Consulting fees recovered                     (38,775)                --            (38,775)
   Equipment costs recovered                      (4,245)                --             (4,245)
   Foreign exchange loss                          18,634                 --             18,634
   Interest income                                (1,863)                --             (1,863)
                                                ----------------------------------------------
                                                 (26,249)                --            (26,249)
NET LOSS AND COMPREHENSIVE LOSS
   FOR THE PERIOD (NOTE 10)                     (477,695)           (13,813)          (491,508)
                                                ==============================================

NET LOSS PER SHARE - BASIC AND DILUTED             (0.02)             (0.00)
                                                ============================


The accompanying notes are an integral part of these Consolidated Financial Statements


GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                    Additional          Accumulated        Stockholders'
                                            Capital  Stock     paid-in capital              Deficit               Equity
                                                      US $                US $                 US $                 US $
                                            ----------------------------------------------------------------------------
Common shares issued on incorporation
   on August 21, 2002                                   64                  --                   --                   64

Net loss and comprehensive loss
   for the period                                       --                  --              (13,813)             (13,813)
                                                    --------------------------------------------------------------------

Balance at December 31, 2002                            64                  --              (13,813)             (13,749)

COMMON SHARES ISSUED DURING THE PERIOD
   On acquisition (note 6)                          34,000           1,072,960                   --            1,106,960
   Exercise of options                                 397             101,253                   --              101,650
   Private placement financing                       6,000           5,994,000                   --            6,000,000
   Share issuance costs                                 --            (550,175)                  --             (550,175)

NET LOSS AND COMPREHENSIVE LOSS
   FOR THE YEAR                                         --                  --             (477,695)            (477,695)
                                                    --------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2003                        40,461           6,618,038             (491,508)           6,166,991
                                                    ====================================================================

See note 4 for further information
The accompanying notes are an integral part of these Consolidated Financial Statements

GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Period from               Period from
                                                                                              Inception,                Inception,
                                                                    YEAR ENDED         August 21-2002 to         August 21-2002 to
                                                              DECEMBER 31-2003          December 31-2002          December 31-2003
                                                                           US$                       US$                       US$
                                                              --------------------------------------------------------------------
                                                                                                                        (note 11b)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
   Net loss                                                           (477,695)                  (13,813)                 (491,508)
     Adjustment to reconcile net loss to net cash
       used in operating activities:
         Depreciation and depletion                                     50,450                       698                    51,148
                                                                     -------------------------------------------------------------
                                                                      (427,245)                  (13,115)                 (440,360)
   Changes in operating assets and liabilities:
     Accounts receivable                                                (6,487)                       --                    (6,487)
     Accounts payable and accruals                                     130,316                     6,371                   136,687
     Due to shareholder                                                 (6,952)                    6,952                        --
     Due to related companies                                           12,495                        --                    12,495
                                                                     -------------------------------------------------------------
                                                                      (297,873)                      208                  (297,665)
                                                                     -------------------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
   Property and equipment                                             (296,845)                  (49,846)                 (346,691)
   Cash acquired on acquisition (note 6)                             3,034,666                        --                 3,034,666
                                                                     -------------------------------------------------------------
                                                                     2,737,821                   (49,846)                2,687,975
                                                                     -------------------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
   Proceeds from issuance of common shares                           6,101,650                        64                 6,101,714
   Share issuance costs                                               (550,175)                       --                  (550,175)
   Changes in financing liabilities:
     Note payable (note 7e)                                         (1,000,000)                       --                (1,000,000)
     Accounts payable and accruals                                      61,078                        --                    61,078
     Due to shareholder                                                (37,998)                   37,998                        --
     Due to related companies                                           15,132                    11,848                    26,980
                                                                     -------------------------------------------------------------
                                                                     4,589,687                    49,910                 4,639,597
                                                                     -------------------------------------------------------------
NET INCREASE                                                         7,029,635                       272                 7,029,907

Cash and cash equivalents, beginning of period                             272                        --                        --

CASH AND CASH EQUIVALENTS, END OF PERIOD                             7,029,907                       272                 7,029,907
                                                                     =============================================================
CASH AND CASH EQUIVALENTS
   Current bank accounts                                                36,631                       272                    36,631
   Term deposits                                                     6,993,276                        --                 6,993,276
                                                                     -------------------------------------------------------------
                                                                     7,029,907                       272                 7,029,907
                                                                     =============================================================

The accompanying notes are an integral part of these Consolidated Financial Statements

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

1.     NATURE OF OPERATIONS

       On August 29, 2003, all of the issued and outstanding shares of GeoGlobal Resources (India) Inc. ("GGRI") were acquired by GeoGlobal Resources Inc., formerly Suite101.com, Inc. ("GeoGlobal"). As a result of the transaction, the former shareholder of GGRI held approximately 69.3% of the issued and outstanding shares of GeoGlobal. This transaction is considered an acquisition of GeoGlobal (the accounting subsidiary and legal parent) by GGRI (the accounting parent and legal subsidiary) and has been accounted for as a purchase of the net assets of GeoGlobal by GGRI. Accordingly, this transaction represents a recapitalization of GGRI, the legal subsidiary, effective August 29, 2003. These consolidated financial statements are issued under the name of GeoGlobal but are a continuation of the financial statements of the accounting acquirer, GGRI. GGRI's assets and liabilities are included in the consolidated financial statements at their historical carrying amounts. As a result, the stockholders' equity of GeoGlobal is eliminated and these consolidated financial statements reflect the results of operations of GeoGlobal only from the date of the acquisition (refer to acquisition note 6). Collectively, GeoGlobal and GGRI are referred to as the "Company".

       GeoGlobal changed its name from Suite101.com, Inc. on January 8, 2004 after receiving shareholder approval at the Annual Shareholders Meeting held on January 8, 2004.

       The Company is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the efforts of GeoGlobal have been devoted to the pursuit of Production Sharing Contracts with the Gujarat State Petroleum Corporation and the Government of India and the development thereof. To date, the Company has not earned revenue from these operations and is considered to be in the development stage. The costs incurred to date with respect to the acquisition of these contracts and the development thereof, are recognized in these financial statements in accordance with the accounting policies summarized in note 2. The recoverability of these amounts is uncertain and dependent upon achieving commercial production or sale, the ability of the Company to obtain sufficient financing to complete its obligations in India and upon future profitable operations.

2.     SIGNIFICANT ACCOUNTING POLICIES

       a)     BASIS OF PRESENTATION

              These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States within the framework of the accounting policies summarized below.

              These consolidated financial statements include the accounts of GeoGlobal Resources Inc., from the date of acquisition, being August 29, 2003 as well as the accounts of GeoGlobal's wholly owned legal subsidiaries: (i) GeoGlobal Resources (India) Inc., incorporated under the Business Corporations Act (Alberta), Canada on August 21, 2002 and continued under the Companies Act of Barbados, West Indies on April 11, 2003 and (ii) GeoGlobal Resources (Canada) Inc., incorporated under the Business Corporations Act (Alberta), Canada on September 4, 2003 and its wholly owned subsidiary GeoGlobal Resources (Barbados) Inc. incorporated under the Companies Act of Barbados, West Indies on September 24, 2003.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       b)     PROPERTY AND EQUIPMENT

              I)    CAPITALIZED COSTS
                    The Company follows the full cost method of accounting for its petroleum and natural gas operations. Under this method all costs related to the exploration for and development of petroleum and natural gas reserves are capitalized. Costs include land acquisition costs, geological and geophysical expenditures, costs of drilling both productive and non-productive wells and related overhead costs. Proceeds from the sale of properties will be applied against capitalized costs, without any gain or loss being realized, unless such sale would significantly alter the relationship between capital costs and proven reserves of petroleum and natural gas attributable to the cost center.

              II)   DEPRECIATION AND DEPLETION
                    Computer equipment is recorded at cost, with depreciation provided for on a declining-balance basis at 30% per annum.

                    Upon the commencement of economic production quantities of oil and gas, depletion of exploration and development costs and depreciation of production equipment will be provided on a country-by-country basis using the unit-of-production method based upon estimated proven petroleum and natural gas reserves. The costs of acquiring and evaluating unproven properties and major development properties will be excluded from costs until it is determined whether or not proven reserves are attributable to the properties, the major development projects are completed, or impairment occurs. For depletion and depreciation purposes, relative volumes of petroleum and natural gas production and reserves will be converted into equivalent units based upon estimated relative energy content.

              III)  CEILING TEST
                    In applying the full cost method, the Company will be calculating a ceiling test whereby the carrying value of petroleum and natural gas properties and production equipment, net of recorded deferred income taxes is limited to the present value of after tax future net revenues from proven reserves, discounted at 10% (based on prices and costs at the balance sheet date calculated quarterly), plus the lower of cost and fair value of unproven properties. Should this comparison indicate an excess carrying value, the excess will be charged against earnings as additional depletion and depreciation.

              IV)   ASSET RETIREMENT OBLIGATIONS
                    The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying value of the related long-lived asset. The fair value is determined through a review of engineering and environmental studies, industry guidelines, and management's estimate on a site by site basis. The liability is subsequently adjusted for the passage of time, and is recognized as accretion expense in the consolidated statement of operations. The liability is also adjusted due to revisions in either the timing or the amount of the original estimated cash flows associated with the liability. The increase in the carrying value of the asset is amortized over the useful life of the related productive assets.

       c)     JOINT OPERATIONS

              All of the Company's petroleum and natural gas activities are conducted jointly with others. The Company's undivided interests in joint ventures are consolidated on a proportionate basis.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       d)     NET LOSS PER SHARE

              Net loss per share is calculated based upon the weighted average number of shares outstanding during the period. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method assumes any proceeds obtained upon exercise of options would be used to purchase common shares at the average market price during the period. There are no differences between net loss and the weighted average number of shares used in the calculation of the basic net loss per share and that used in the calculation of diluted net loss per share.

       e)     FINANCIAL INSTRUMENTS

              The Company has estimated the fair value of its financial instruments which include cash and cash equivalents, accounts receivable, accounts payable and accruals, note payable, due to shareholder, and due to related companies. The Company used valuation methodologies and market information available as at period end to determine that the carrying amounts of such financial instruments approximate fair value in all cases, unless otherwise noted. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments.

       f)     MEASUREMENT UNCERTAINTY

              The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimated amounts.

       g)     CASH AND CASH EQUIVALENTS

              Cash and cash equivalents include cash on hand, balances with banks and short-term deposits with original maturities of three months or less. Bank borrowings are considered to be financing activities.

       h)     FOREIGN CURRENCY TRANSLATION

              The Company translates integrated foreign operations into the functional currency of the parent. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at rates of exchange in effect at the date of the balance sheet. Non-monetary items are translated at the rate of exchange in effect when the assets are acquired or obligations incurred. Revenues and expenses are translated at average rates in effect during the period, with the exception of depreciation which is translated at historic rates. Exchange gains and losses are charged to operations.

       i)     INCOME TAXES

              The Company follows the liability method of tax allocation. Under this method, assets and liabilities are determined based on deferred income tax, differences between the tax basis of an asset or liability and its carrying value using enacted tax rates anticipated to apply in the periods when the temporary differences are expected to reverse.

              The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period in which the change is enacted.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       j)     REVENUE RECOGNITION

              Revenue associated with the production and sales of crude oil, natural gas and natural gas liquids owned by the Company will be recognized when title passes from the Company to its customer.

       k)     STOCK-BASED COMPENSATION PLAN

              The Company has a stock-based compensation plan, which includes stock options. Consideration received from employees or directors on the exercise of stock options under the stock option plan is recorded as capital stock.

              The Company uses the intrinsic value method of accounting for employee and director stock-based compensation. As all options have been granted at exercise prices based on the market value of the Company's common shares at the date of the grant, no compensation cost is recognized.

              Non-employee stock-based compensation costs are measured using the fair value based method and are charged to earnings on the measurement date.

       l)     COMPREHENSIVE INCOME

              Comprehensive income (loss) includes all changes in equity except those resulting from investments made by owners and distributions to owners. Other accumulated comprehensive income (loss) consists only of net income (loss) for all periods presented.

3.     PROPERTY AND EQUIPMENT

                                          DECEMBER 31-2003   December 31-2002
                                                      US $               US $
                                          -----------------------------------

              Exploration costs - India            178,523             21,925
              Accumulated depletion                     --                 --
                                                   --------------------------
                                                   178,523             21,925
                                                   --------------------------

              Computer equipment                   168,168             27,921
              Accumulated depreciation             (51,148)              (698)
                                                   --------------------------
                                                   117,020             27,223
                                                   --------------------------

                                                   295,543             49,148
                                                   ==========================

       a)     CAPITALIZED OVERHEAD COSTS

              During the year ended December 31, 2003, the Company capitalized certain overhead costs of US$128,078 (2002 - US$21,925) directly related to the exploration activities in India. This amount was paid to a related party and is made up of consulting fees of US$66,666, and travel, meals and entertainment of US$61,412 (2002
              - US$21,925) (note 7b). These costs are not reimbursable under the Carried Interest Agreement.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

3. PROPERTY AND EQUIPMENT (CONTINUED)

       b)     PRODUCTION SHARING CONTRACTS

              I)    EXPLORATION BLOCK KG-OSN-2001/3

                    On August 27, 2002, GeoGlobal together with its joint venture participants, Jubilant Enpro Limited ("Enpro") and Gujarat State Petroleum Corporation Limited ("GSPC") entered into a Joint Bidding Agreement for the purpose of submitting a bid for Exploration Block KG-OSN-2001/3 offered by the Government of India under the New Exploration Licensing Policy Third Round (NELP-III). This Exploration bid was successful and was awarded on November 29, 2002, by the Directorate General of Hydrocarbons under the Ministry of Petroleum & Natural Gas of India.

                    On February 4, 2003, GeoGlobal, as to a 10% Participating Interest ("PI") (net 5% - see note 3d) along with Enpro and GSPC, as to their 10% and 80% PI respectively, entered into a Production Sharing Contract ("PSC-KG") with the Government of India with respect to this Exploration Block. See also Carried Interest Agreement note 3c.

                    The PSC-KG allows the joint venture participants to explore for petroleum and natural gas over the next 6.5 years on the Exploration Block subject to the work commitment as outlined in note 8a.

              II) EXPLORATION BLOCK CB-ONN-2002/2 (also referred to as Blocks 9A and 9B under NELP-IV) Subsequent to the year end, on January 8, 2004, the Company announced that it was awarded by the Government of India a 10% PI in a new onshore Exploration Block CB-ONN-2002/2 covering an area of approximately 125 square kilometers ("sq. kms.") in the Cambay Basin, located in the province of Gujarat in Northwest India, under the Fourth Round of the New Exploration Licensing Policy (NELP-IV) bidding which closed on September 30, 2003.

                    On February 6, 2004, GeoGlobal as to its 10% PI, along with its joint venture participants, Enpro and GSPC as to their 30% and 60% PI respectively, signed the Production Sharing Contract ("PSC-CB9") with the Government of India with respect to this Exploration Block.

                    The PSC-CB9 allows the joint venture participants to explore for petroleum and natural gas over the next 6 years on the Exploration Block subject to the work commitment as outlined in note 8b.

              III) EXPLORATION BLOCK CB-ONN-2002/3 (also referred to as Block 10A and 10B under NELP-IV) Subsequent to the year end, on January 8, 2004, the Company also announced that it was awarded a 10% PI in a second new onshore Exploration Block CB-ONN-2002/3 covering an area of approximately 285 sq. kms. also in the Cambay Basin under NELP-IV.

                    Similarly, on February 6, 2004, GeoGlobal as to its 10% PI, along with its joint venture participants, Enpro, GSPC, and Prize Petroleum Company Limited as to their 20%, 55% and 15% PI respectively, signed the Production Sharing Contract ("PSC-CB10") with the Government of India with respect to this Exploration Block.

                    The PSC-CB10 allows the joint venture participants to explore for petroleum and natural gas over the next 6 years on the Exploration Block subject to the work commitment as outlined in note 8c.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

3.     PROPERTY AND EQUIPMENT (CONTINUED)

       c)     CARRIED INTEREST AGREEMENT

              On August 27, 2002, GeoGlobal entered into a Carried Interest Agreement ("CIA") with GSPC, which grants the Company a 10% carried interest (net 5% - see note 3d) in the Exploration Block KG-OSN-2001/3. The CIA provides that GSPC is responsible for all of GeoGlobal's share of any and all costs incurred during the Exploration Phase prior to the date of initial commercial production.

              As at December 31, 2003, GSPC has incurred costs of Rs 4,55,61,213 (approximately US$1,001,191) attributable to GeoGlobal under the CIA of which 50% is for the account of Roy Group (Mauritius) Inc. ("RGM"), a related party (note 7a) under the terms of the Participating Interest Agreement as further described in note 3d.

       d)     PARTICIPATING INTEREST AGREEMENT

              On March 27, 2003, GeoGlobal entered into a Participating Interest Agreement ("PIA") with RGM, whereby GeoGlobal assigned and holds in trust for RGM subject to Government of India consent, 50% of the benefits and obligations of the PSC-KG and the CIA leaving GeoGlobal with a net 5% Participating Interest in the PSC-KG and a net 5% carried interest in the CIA. Under the terms of the PIA, until the Government of India consent is obtained, GeoGlobal retains the exclusive right to deal with the other parties to the PSC-KG and the CIA and is entitled to make all decisions regarding the interest assigned to RGM and RGM agreed to be bound by and responsible for the actions taken by, obligations undertaken and costs incurred by GeoGlobal in regard to RGM's interest and to be liable to GeoGlobal for its share of all costs, interests, liabilities and obligations arising out of or relating to the RGM interest. RGM agreed to indemnify GeoGlobal against any and all costs, expenses, losses, damages or liabilities incurred by reason of RGM's failure to pay the same. Subject to obtaining the government consent to the assignment, RGM is entitled to all income, receipts, credits, reimbursements, monies receivable, rebates and other benefits in respect of its 5% interest which relate to the PSC-KG. GeoGlobal has a right of set-off against sums owing to GeoGlobal by RGM. In the event that the Indian government consent is delayed or denied, resulting in either RGM or GeoGlobal being denied an economic benefit it would have realized under the PIA, the parties agreed to amend the PIA or take other reasonable steps to assure that an equitable result is achieved consistent with the parties' intentions contained in the PIA. As a consequence of this transaction the Company reports its holdings under the PSC-KG and CIA as a net 5% Participating Interest.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

4.     CAPITAL STOCK

       a)     COMMON SHARES


                                                                                                                      Additional
                                                                                  Number of     Capital stock    paid-in capital
                                                                                     shares              US $               US $
              Capital stock of GGRI issued August 21, 2002                            1,000                64                 --
                                                                                 -----------------------------------------------

              Balance at December 31, 2002                                            1,000                64                 --

              Capital stock of GeoGlobal at August 29, 2003                      14,656,687            14,657         10,914,545
              Common shares issued by GeoGlobal to acquire
                   GGRI (note 6)                                                 34,000,000            34,000          1,072,960
              Share issuance costs on acquisition                                        --                --            (66,850)
              Elimination of GeoGlobal capital stock in recognition of
                   reverse takeover (note 1)                                         (1,000)          (14,657)       (10,914,545)
              Options exercised for cash                                            396,668               397            101,253
              Private Placement Financing                                         6,000,000             6,000          5,994,000
              Share issuance costs on private placement                                  --                --           (483,325)
                                                                                 -----------------------------------------------

              BALANCE AS AT DECEMBER 31, 2003                                    55,053,355            40,461          6,618,038
                                                                                 ===============================================

       b)     PRIVATE PLACEMENT

              I)    PRIVATE PLACEMENT FINANCING

                    On December 23, 2003, GeoGlobal completed a brokered private placement of 5,800,000 units at US$1.00 each, together with a concurrent private placement of an additional 200,000 units on the same terms, for aggregate gross cash total proceeds of $6,000,000. Each unit was comprised of one common share and one half of one warrant ("Private Placement Warrant"), where one full Private Placement Warrant entitles the holder to purchase one additional common share for US$2.50, for a term of two years from date of closing.

                    Costs of US$483,325 were incurred in issuing shares under this Private Placement Financing which included a fee equal to 6% of the gross proceeds raised in the brokered offering. Also issued as additional consideration for this transaction were 580,000 Broker Warrants.

              II)   PRIVATE PLACEMENT WARRANTS

                    The 3,000,000 Private Placement Warrants described above are subject to accelerated expiration in the event that the trading price of the Company's common shares trade at US$4.00 or more for 20 consecutive trading days and if the resale of the shares has been registered under the US Securities Act of 1933 (the "1933 Act") and the hold period for Canadian subscribers has expired. In such events, the Private Placement Warrant term will be reduced to 30 days from the date of issuance of a news release announcing such change to the warrant term.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

4.     CAPITAL STOCK (CONTINUED)

              III)  BROKER WARRANTS

                    The 580,000 Broker Warrants described above entitle the holder to purchase 580,000 common shares at an exercise price of US$1.50 per share, expiring on December 23, 2005. The Broker Warrants are also subject to accelerated expiration 30 days after issuance of a news release to that effect in the event that the common shares trade at US$3.00 or more for 20 consecutive trading days and if the resale of the shares has been registered under the 1933 Act and the hold period for Canadian subscribers has expired.

              None of the above Private Placement Warrants or Broker Warrants were exercised as at December 31, 2003.

       c)     OPTIONS

              During the period ended December 31, 2003, 396,668 options were exercised at various prices between US$0.17 and US$0.50 for gross proceeds of US$101,650.

       d)     WEIGHTED AVERAGE NUMBER OF SHARES

              For purposes of the determination of net loss per share, the basic and diluted weighted average number of shares outstanding for the year ended December 31, 2003 was 19,737,035 (December 31, 2002 - 14,500,000). The amount for the period ended December 31, 2002 is deemed to be the number of shares issued to the legal subsidiary pursuant to the reverse takeover transaction described in note 6, reduced by the 19,500,000 shares currently held in escrow. The basic and diluted weighted average number of shares outstanding for the year ended December 31, 2003 has also been reduced by the 19,500,000 shares currently held in escrow.

5.     STOCK OPTIONS

       a)     THE COMPANY'S 1998 STOCK INCENTIVE PLAN

              Under the terms of the 1998 Stock Incentive Plan (the "Plan"), 3,900,000 common shares have been reserved for issuance on exercise of options granted under the Plan. The Board of Directors of the Company may amend or modify the Plan at any time, subject to any required stockholder approval. The Plan will terminate on the earliest of: (i) 10 years after the Plan Effective Date, being December 2008; (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares; or, (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

       b)     STOCK-BASED COMPENSATION

              Under the Statement of Financial Accounting Standards 123, the Company is required to measure and disclose on a pro-forma basis the impact on net loss and net loss per share of applying the fair value based method to stock-based compensation arrangements with employees and directors.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

5.     STOCK OPTIONS (CONTINUED)

              Under this method compensation cost is measured at fair value at grant date and recognized over the vesting period. If the fair value based method had been used, the stock based compensation costs, pro-forma net loss and pro-forma net loss per share would be as follows:

                                                               DECEMBER 31-2003
                                                                            US$
                                                               ----------------

                    Stock based compensation                            175,233
                    Net loss

                         As reported                                   (477,695)
                         Pro-forma                                     (652,928)
                    Net loss per share - basic and diluted
                         As reported                                      (0.02)
                         Pro-forma                                        (0.03)

                       BLACK-SCHOLES ASSUMPTIONS

                    Fair value of stock options granted (1)               $0.27
                    Risk-free interest rate                                2.61%
                    Volatility                                               55%
                    Expected life (1)                                 0.9 YEARS

                    (1)  Weighted average

              The stock options previously outstanding in the legal parent prior to the reverse takeover transaction described in note 6 have been excluded from the pro forma disclosures above.

       c)     STOCK OPTION TABLE

              These options were granted for services provided to the Company:


                                                                                                                 Balance
                Option       Expiry      Vesting       Balance      Granted       Exercised        Balance   Exercisable
              Exercise         Date         Date  December 31,       During          During   December 31,  December 31,
                 Price   (mm/dd/yy)   (mm/dd/yy)          2002     the Year        The Year           2003          2003
              ----------------------------------------------------------------------------------------------------------
                  1.50     08/29/04       Vested        50,000           --              --         50,000        50,000
                  1.50     08/29/04       Vested         5,000           --              --          5,000         5,000
                  1.50     08/29/04       Vested         5,000           --              --          5,000         5,000
                  0.25     01/04/06       Vested        20,000           --          20,000             --            --
                  0.17     06/04/11       Vested         5,000           --           5,000             --            --
                  0.27     02/25/12     02/25/03        50,001           --          50,001             --            --
                  0.27     02/27/07     02/27/03        16,667           --          16,667             --            --
                  0.50     06/11/12     06/11/03         5,000           --           5,000             --            --
                  0.25     11/27/07     01/01/03       300,000           --         300,000             --            --
                  1.18     08/31/05       Vested            --      740,000              --        740,000       740,000
                  1.18     08/31/05     01/08/04            --       10,000              --         10,000            --
                  1.18     08/31/05     08/29/04            --      875,000              --        875,000            --
                  1.18     08/31/05     01/08/05            --      375,000              --        375,000            --
                  1.50     08/31/05       Vested            --       50,000              --         50,000        50,000
                  1.50     08/31/05     08/29/04            --      425,000              --        425,000            --
                  1.50     08/31/05     01/08/05            --      470,000              --        470,000            --
                                                       -----------------------------------------------------------------
                                                       456,668    2,945,000         396,668      3,005,000       850,000
                                                       =================================================================

              At December 31, 2003, there were 60,000 options outstanding which can be exercised at US$1.50 per common share until August 29, 2004; 2,000,000 options outstanding which can be exercised at US$1.18 per common share until August 31, 2005 and 945,000 options outstanding which can be exercised at US$1.50 per common share until August 31, 2005.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

6.     ACQUISITION

       On August 29, 2003, all of the issued and outstanding shares of GGRI were acquired by GeoGlobal. The completion of the acquisition resulted in the issuance and delivery by GeoGlobal of 34,000,000 common shares and delivery of GeoGlobal's US$2.0 million promissory note (see note 7e) to the sole shareholder of GGRI. Of such shares, GeoGlobal issued and delivered 14.5 million shares at the closing of the acquisition with the remaining shares delivered in escrow. Of the remaining 19.5 million shares issued in escrow, 14.5 million shares will be released for delivery only if the results of a 3D seismic program conducted on the KG-OSN-2001/3 Exploration Block during the initial exploration phase establishes the existence of a commercial basis for the commencement of an exploratory drilling program, or upon the actual commencement of a drilling program, and the final 5.0 million shares will be released only if a commercial discovery is declared on Exploration Block KG-OSN-2001/3. Shares not released from the escrow will be surrendered back to GeoGlobal. Common shares held during the term of the escrow retain their voting rights.

       As discussed in note 1, the acquisition of GGRI by GeoGlobal was accounted for as a reverse takeover transaction. As a result, the cost of the transaction was determined based upon the net assets of GeoGlobal deemed to have been acquired. These consolidated financial statements include the results of operations of GeoGlobal from the date of acquisition. The net identifiable assets acquired of GeoGlobal are as follows:


                                                                                US $
                                                                          ----------
              Net assets acquired
                   Cash                                                    3,034,666
                   Other current assets                                       75,000
                   Current liabilities                                        (2,706)
                                                                          ----------

               Net book value of identifiable assets acquired              3,106,960
                                                                          ==========

               Consideration paid
                    Promissory note issued                                 2,000,000
                    34,000,000 common shares issued par value $0.001          34,000
                    Additional paid-in capital                             1,072,960
                                                                          ----------
                                                                           3,106,960
                                                                          ==========

7.     RELATED PARTY TRANSACTIONS

       Related party transactions are measured at the exchange amount which is the amount of consideration established and agreed by the related parties.

       a)     ROY GROUP (MAURITIUS) INC.

              Roy Group (Mauritius) Inc. is related to the Company by common management and is controlled by a director of the Company. On March 27, 2003, the Company entered into a PIA with the related party as outlined in note 3d.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

7.     RELATED PARTY TRANSACTIONS (CONTINUED)

       b)     ROY GROUP (BARBADOS) INC.

              Roy Group (Barbados) Inc. is related to the Company by common management and is controlled by a director of the Company. On August 29, 2003, the Company entered into a Technical Services Agreement ("TSA") with the related party to provide services to the Company as assigned by the Company and to bring new oil and gas opportunities to the Company. The related party receives consideration of US$250,000 per year for an initial term of three years. During the year ended December 31, 2003, US$16,667 was charged as consulting fees in the Statement of Operations and US$66,666 was charged to the Property and Equipment account (note
              3a) for services provided pursuant to the TSA.

              The related party was also reimbursed for travel, hotel, meals and entertainment expenses incurred during the year totaling US$102,061. Of this amount, US$61,412 was charged to the Property and Equipment account (note 3a) and US$40,649 was charged to general and administrative in the Statement of Operations.

              At December 31, 2003, the Company owed the related party US$41,115 for services provided and expenses incurred pursuant to the TSA. These amounts bear no interest and have no set terms of repayment.

       c)     D.I. INVESTMENTS LTD.

              D.I. Investments Ltd. is related to the Company by common management and is controlled by a director of the Company. During the year ended December 31, 2003, US$61,715 was charged as consulting fees in the Statement of Operations.

              The related party was reimbursed US$33,802 for office costs, including rent, parking, supplies and telephone. The related party was also reimbursed US$39,045 for travel, hotel, meals and entertainment. These amounts, totaling US$72,847 were charged as general and administrative in the Statement of Operations.

              At December 31, 2003, the D.I. Investments Ltd. owed the Company US$1,640 (December 31, 2002 the Company owed D.I. Investments Ltd. US$11,848 as a result of cash advances). These amounts bear no interest and have no set terms of repayment.

       d)     DUE TO SHAREHOLDER

              At December 31, 2002, the Company owed the sole shareholder of GGRI US$44,950 as a result of cash advances. These cash advances bear no interest and have been repaid in full prior to December 31, 2003.

       e)     NOTE PAYABLE

              On August 29, 2003, as part of the Acquisition (note 6), a US$2,000,000 promissory note was issued to the sole shareholder of GGRI. The promissory note bears no interest and the capital stock of GGRI has been provided as security. US$500,000 of the note was paid on August 29, 2003, US$500,000 was paid on October 15, 2003, US$500,000 was paid on January 15, 2004 and US$500,000 is to be paid on June 30, 2004.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

8.     COMMITMENTS

       a)     EXPLORATION BLOCK KG-OSN-2001/3 BLOCK

              Under the terms of this Production Sharing Contract, GeoGlobal, along with its joint venture participants to the PSC-KG, have committed to the Government of India an exploration work program as outlined below. All of GeoGlobal's share of any and all costs incurred during the exploration phase prior to the date of initial commercial production are the responsibility of GSPC pursuant to the CIA executed on August 27, 2002, as described in note 3c.

              PHASE I (2.5 YEARS)
                     (i) 1250 km2 3D seismic program consisting of acquisition, processing and interpretation*
                     (ii)  reprocessing of 2298.4 km of 2D seismic data*
                     (iii) bathymetric survey and seabed sampling*
                     (iv) drill 14 exploratory wells between 900 to 4118 meters (asterisk denotes work completed)*

              PHASE II (2.5 YEARS)
                     (i)   bathymetric survey and seabed sampling
                     (ii)  drill 4 exploratory wells between 1100 to 2850 meters

              PHASE III (1.5 YEARS)
                     (i)   bathymetric survey and seabed sampling
                     (ii)  drill 2 exploratory wells to 1550 and 1950 meters

              LAND RELINQUISHMENT
                     (i)   Phase I - 25%
                     (ii)  Phase II - 25%
                     (iii) Phase III - 100% except for development and discovery areas

              Under the terms of the CIA, all of GeoGlobal's and RGM's proportionate share of capital costs for exploration and development activities will be recovered by GSPC without interest over the projected production life or ten years, whichever is less, from oil and natural gas produced on the Exploration Block. GeoGlobal is not entitled to any share of production until GSPC has recovered the Company's share of the costs and expenses that were paid by GSPC on behalf of the Company and RGM. The total of these costs and expenses is estimated to be approximately US$11 million over the 6.5 year term of the Production Sharing Contract.

       b)     EXPLORATION BLOCK CB-ONN-2002/2

              Under the terms of this Production Sharing Contract, GeoGlobal, along with its joint venture participants to the PSC-CB9, have committed to the Government of India an exploration work program as outlined below. The Company will be required to fund its proportionate share of costs incurred in these activities which are estimated to be approximately US$1.0 million over the 6 years.

              PHASE I (2.5 YEARS)
                     (i)   Acquire 75 sq kms 3D seismic
                     (ii)  Reprocess 650 kms of 2D seismic
                     (iii) Drill 7 exploratory wells between 1000 and 2200
                           meters

              PHASE II (2.0 YEARS)
                     (i)   Drill 2 exploratory wells 2000 meters

              PHASE III (1.5 YEARS)
                     (i)   Drill 2 exploratory wells 2000 meters

              LAND RELINQUISHMENT
                     (i)   Phase I - 25%
                     (ii)  Phase II - 25%
                     (iii) Phase III - 100% except for development and discovery areas

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

8.     COMMITMENTS (CONTINUED)

       c)     EXPLORATION BLOCK CB-ONN-2002/3 BLOCK

              Under the terms of this Production Sharing Contract, GeoGlobal, along with its joint venture participants to the PSC-CB10, have committed to the Government of India an exploration work program as further outlined below. The Company will be required to fund its proportionate share of costs incurred in these activities which are estimated to be approximately US$1.5 million over the 6 years.

              PHASE I (2.5 YEARS)
                     (i)   Acquire 200 sq kms 3D seismic
                     (ii)  Reprocess 1000 kms of 2D seismic
                     (iii) Drill 12 exploratory wells between 1500 and 3000
                           meters

              PHASE II (2.0 YEARS)
                     (i)   Drill 3 exploratory wells 2000 meters

              PHASE III (1.5 YEARS)
                     (i)   Drill 2 exploratory wells 2000 meters

              LAND RELINQUISHMENT
                     (i)   Phase I - 25%
                     (ii)  Phase II - 25%
                     (iii) Phase III - 100% except for development and discovery areas

9.     SEGMENTED INFORMATION

       The Company's petroleum and natural gas exploration and development activities are conducted in India. Management of the Company considers the operations of the Company as one operating segment. The following information relates to the Company's geographic areas of operation.

                                DECEMBER 31-2003           December 31-2002
                          ----------------------     ----------------------
                          PROPERTY AND EQUIPMENT     Property and equipment
                                            US $                       US $
                          ----------------------     ----------------------

              Canada                      58,451                      3,181
              India                      237,092                     45,967
                                         ----------------------------------
                                         295,543                     49,148
                                         ==================================

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

10.    INCOME TAXES

       a)     INCOME TAX EXPENSE

              The provision for income taxes in the financial statements differs from the result which would have been obtained by applying the combined Federal, State and Provincial tax rates to the loss before income taxes. This difference results from the following items:


                                                                DECEMBER 31-2003    December 31-2002
                                                                            US $                US $
                                                                ------------------------------------
              Net loss                                                  (477,695)            (13,813)
              Expected tax rate
                (2003 - US tax rate; 2002 - Canada tax rate)               40.66%              42.12%
                                                                        ----------------------------
              Expected income tax recovery                              (194,231)             (5,818)
              Excess of expected tax rate over tax rate of
                foreign affiliates                                        70,932                  --
              Valuation allowance                                        122,208               5,925
              Other                                                        1,091                (107)
                                                                        ----------------------------
             INCOME TAX RECOVERY                                              --                  --
                                                                        ============================

       b)     DEFERRED INCOME TAXES

              The Company has not recognized the deferred income tax asset. The components of the net deferred income tax asset consist of the following temporary differences:


              Difference between tax base and reported
                amounts of depreciable assets                              5,078                 294
              Non-capital loss carryforwards                             117,130               5,631
                                                                        ----------------------------
                                                                         122,208               5,925
              Valuation allowance                                       (122,208)             (5,925)
                                                                        ----------------------------
              DEFERRED INCOME TAX ASSET                                       --                  --
                                                                        ============================

       c)     LOSS CARRY FORWARDS

              The Company has approximately US$322,000 of available loss carry forwards for income tax purposes in the various jurisdictions which have not been reflected in these financial statements. The losses available to reduce US taxable income are approximately $84,000 and expire within 20 years. The losses available to reduce Canadian taxable income are approximately $225,000 and expire within seven years. The losses available to reduce Barbados taxable income are approximately $13,000 and expire within nine years.

11.    COMPARATIVE FIGURES

       a) The comparatives have been restated to conform with the current period's presentation. As a result of the reverse takeover outlined in note 1, the comparatives are those of the continuing entity for accounting purposes and are for the period from inception, being August 21, 2002, to December 31, 2002.

       b) As the Company is in its development stage, these are the accumulated amounts of the continuing entity for the period from inception, being August 21, 2002 to December 31, 2003.

NOTES TO THE CONSOLDIDATED FINANCIAL STATEMENTS
GEOGLOBAL RESOURCES INC.
(A DEVELOPMENT STAGE ENTERPRISE)
DECEMBER 31, 2003

12.    NEW ACCOUNTING STANDARDS

       In January 2003, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123". SFAS 148 amends SFAS 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 has no material impact on the Company, as it does not plan to adopt the fair value method of accounting for stock options at the current time. The Company has included the required disclosures in these financial statements.

       The following standards issued by the FASB do not impact the Company at this time:

       - SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective for financial statements issued after June 15, 2003;

       - In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 provides criteria for identifying variable interest entities ("VIEs") and further criteria for determining what entity, if any, should consolidate them. In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities. In December 2003, the FASB issued FIN 46(R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. Adoption and application of FIN 46(R) is required for reporting periods ending after December 15, 2004.

13.    SUBSEQUENT EVENTS

       On February 6, 2004, GeoGlobal, along with its joint venture participants, signed Production Sharing Contracts on two new onshore Exploration Blocks in the Cambay Basin, located in the province of Gujarat in Northwest India. The signing on February 6, 2004 was part of the signing of 20 new exploration blocks which were awarded by the Government of India under the NELP-IV (see notes 3b(ii) and 3b(iii)).

       The Production Sharing Contracts each provide for work commitments to be performed over three phases over an exploration period of a total of six years with specified 3D seismic and exploration drilling activities to be conducted during those work commitment periods. The Company will be required to fund its proportionate share of costs incurred in these activities. The Company's share of these costs is estimated to total approximately US$2.5 million for both blocks over the 6 years (see notes 8b and 8c).

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law and Section 5.1 of the Registrant's By-Laws provide for indemnification of present and former officers, directors, employees and agents.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting commissions and expenses, are estimated to be as follows:

                  Registration Fee                                     $3,526
                  Printing Expenses                                    $    *
                  Accounting Fees and Expenses                         $    *
                  Legal Fees and Expenses                              $    *
                  Miscellaneous Expenses                               $    *
                                                                       ------
                  TOTAL                                                $    *
                                                                       ======
                  --------------
                  * To be provided by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the period January 1, 2001 through March 31, 2004, the Registrant has issued the following unregistered securities.

1. On August 29, 2003, pursuant to an agreement dated April 4, 2003 and amended August 29, 2003, we issued and sold to Jean Paul Roy 34.0 million shares of our Common Stock in consideration for all the outstanding capital stock of GeoGlobal Resources (India) Inc. Of the 34.0 million shares, 14.5 million shares were issued and delivered to Mr. Roy at the closing of the transaction and an aggregate of 19.5 million shares are held in escrow by an escrow agent. The terms of the escrow provide for the release of the shares upon the occurrence of certain developments relating to the outcome of oil and natural gas exploration and development activities. In addition to our shares of common stock, we delivered to Mr. Roy a $2.0 million promissory note, of which $500,000 was paid on the closing of the transaction, $500,000 was paid on October 15, 2003, $500,000 was paid on


                                   Part II - 1

January 15, 2004 and $500,000 is to be paid on June 30, 2004. The note does not accrue interest. Mr. Roy represented that he was acquiring the shares for its own account, for investment and not with a view to the distribution of the shares. The certificates for the shares bear a restrictive legend and stop transfer instructions have been placed against the transfer of the shares. No underwriter participated in the sale of the securities.

2. On December 23, 2003, we completed the sale of 6,000,000 units of our securities, each unit consisting of one (1) share of our common stock and one-half (1/2) warrant to purchase one (1) share of our common stock. The units were sold at a price of $1.00 per unit. The warrants are exercisable at $2.50 per full share and expire on December 23, 2005, subject to anti-dilution adjustments and possible acceleration of the expiration date under certain circumstances. The units were issued in a transaction exempt from and not requiring registration under the U.S. Securities Act of 1933, as amended, by virtue of Regulation D and Regulation S adopted under that Act. The securities sold pursuant to Regulation D were sold to persons who represented themselves to be "accredited investors", as defined in Regulation D. All of the persons purchasing units pursuant to Regulation S represented to us that they resided outside of and were not citizens of the United States. Dundee Securities Corporation and Jones Gable & Company Limited, broker-dealers in Canada, participated in the sale of the units pursuant to Regulation S. A fee of $348,000 was paid to the brokers and warrants entitling them to purchase 580,000 common shares at an exercise price of $1.50 per share were issued to them as compensation in connection with the sales pursuant to Regulation S. The certificates for all the shares and warrants bear a restrictive legend and stop transfer instructions have been placed against the transfer of the shares and warrants.


                                   Part II - 2

ITEM 27. EXHIBITS

       (A)    EXHIBITS:

         EXHIBIT                            DESCRIPTION
         ------         --------------------------------------------------------

           3.1          Certificate of Incorporation of the Registrant, as
                        amended. (1)
           3.2          Bylaws of the Registrant, as amended through August 29,
                        2003. (8)
           3.3          Certificate of Amendment filed with the State of
                        Delaware on November 25, 1998. (3)
           3.4          Certificate of Amendment filed with the State of
                        Delaware on December 4, 1998(3)
           3.5 Certificate of Amendment filed with the State of Delaware on March 18, 2003(9)
           3.6 Certificate of Amendment filed with the State of Delaware on January 8, 2004(9)
           4.1          Specimen stock certificate of the Registrant. (9)
           5.1          Opinion of William S. Clarke, P.A.(12)
          10.1          Restated 1993 Stock Incentive Plan. (1)
          10.2          1994 Directors Stock Option Plan. (1)
          10.3          1994 Stock Option Plan. (1)
          10.4          1993 Stock Incentive Plan. (1)
          10.5 Form of Indemnification Agreement between the Registrant and its officers and directors. (1)
          10.6 Stock Purchase and Option Agreement dated July 17, 1995 between the Registrant and Ballard Medical Products, including all exhibits thereto. (2)
          10.7 Amendment dated November 18, 1998 to Purchase Agreement among Registrant and Northfield Capital Corporation, 284085 B.C. Ltd. and i5ive communications inc. (3)
          10.8 Amendment dated December 1, 1998 to Purchase Agreement among Registrant and Northfield Capital Corporation, 284085 B.C. Ltd. and i5ive communications inc. (3)
          10.9 Amendment dated December 3, 1998 to Purchase Agreement among Registrant and Northfield Capital Corporation, 284085 B.C. Ltd. and i5ive communications inc. (3)
          10.10         1998 Stock Incentive Plan. (3)
          10.11 Management and Operating Services Agreement dated February 14, 2002 with Creative Marketeam Canada, Ltd.
                        (4)
          10.12 Option Agreement dated March 15, 2002 with Double B Holdings, LLC (5)

          10.13 Agreement of Purchase and Sale entered into as of June 1, 2002 between creative Marketeam Canada Ltd. and i5ive.(6)


                                   Part II - 3

         EXHIBIT                            DESCRIPTION
         ------         --------------------------------------------------------

          10.14 Stock Purchase Agreement dated April 4, 2003 by and among Suite101.com, Inc., Jean Paul Roy and GeoGlobal Resources (India) Inc.(7)
          10.15 Amendment dated August 29, 2003 to Stock Purchase Agreement dated April 4, 2003(8)
          10.16 Technical Services Agreement dated August 29, 2003 between Suite101.com, Inc. and Roy Group (Barbados) Inc.(8)
          10.17 Participating Interest Agreement dated March 27, 2003 between GeoGlobal Resources (India) Inc. and Roy Group (Mauritius) Inc.(8)
          10.18 Escrow Agreement dated August 29, 2003 among Registrant, Jean Paul Roy and Computershare Trust Company of Canada.(8)
          10.19         Promissory Note dated August 29, 2003 payable to Jean
                        Paul Roy.(8)
          10.20 Production Sharing Contract dated February 4, 2003, among The Government of India, Gujarat State Petroleum Corporation Limited, Jubilant Enpro Limited and GeoGlobal Resources (India) Inc.(10)
          10.21 Production Sharing Contract dated February 6, 2004 among The Government of India, Gujarat State Petroleum Corporation Limited, Jubilant Enpro Private Limited and GeoGlobal Resources (Barbados) Inc.(10)
          10.22 Production Sharing Contract dated February 6, 2004 among The Government of India, Gujarat State Petroleum Corporation Limited, Jubilant Enpro Private Limited, Prize Petroleum Company Limited and GeoGlobal Resources (Barbados) Limited(10)
          10.23 Carried Interest Agreement dated August 27, 2002 between Gujarat State Petroleum Corporation Limited and GeoGlobal Resources (India) Inc.(9)
          21.0          Subsidiaries of the Registrant

               NAME                       STATE OR JURISDICTION OF INCORPORATION

 -----------------------------------      --------------------------------------
 GeoGlobal Resources (India) Inc.                        Barbados
 GeoGlobal Resources (Canada) Inc.                    Alberta, Canada
 GeoGlobal Resources (Barbados) Inc.                      Barbados
 Endovascular, Inc.                               California (inactive)


                                   Part II - 4

         EXHIBIT                            DESCRIPTION
         ------         --------------------------------------------------------

          23            Consent of experts and counsel:
          23.1          Consent of Ernst & Young, L.L.P.(11)

-------------------
 (1) Filed as an Exhibit to Neuro Navigational Corporation Form 10-KSB No. 0-25136 dated September 30, 1994. (File No. 0-25136).
 (2) Filed as Exhibit to Neuro Navigational Corporation Form 8-K dated July 17, 1995. (File No. 0-25136).
 (3) Filed as an Exhibit to our Current Report on Form 8-K dated December 10, 1998. (File No. 0-25136).
 (4) Filed as an Exhibit to our Current Report on Form 8-K dated February 14, 2002. (File No. 0-25136).
 (5) Filed as an Exhibit to our Current Report on Form 8-K dated March 15, 2002. (File No. 0-25136).
 (6) Filed as an Exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2002. File No. 0-25136).
 (7) Filed as Exhibit 10.1 to our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003. File No. 0-25136).
 (8) Filed as an Exhibit to our Current Report on Form 8-K for August 29, 2003. (File No. 0-25136).
 (9) Filed as an Exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2003. (File No. 0-25136).
(10) Filed as an Exhibit to Amendment No. 1 to our Annual Report on Form 10-KSB for the year ended December 31, 2003. (File No. 0-25136).
(11)  Filed as an Exhibit to this registration statement on Form SB-2.
(12)  To be filed by amendment.


                                   Part II - 5

ITEM 28. UNDERTAKINGS

         A.  The undersigned Registrant hereunder undertakes:

             (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                 (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                 (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) include any additional or changed material information on the plan of distribution.

             (2) That, for the purpose of determining liability under the Act, to treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

             (4) For purposes of determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

             (5) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                                   Part II - 6

         B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions, or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   Part II - 7

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta, Canada, on April 29, 2004.


                                                 GEOGLOBAL RESOURCES INC.


                                             By: Jean Paul Roy
                                                 ----------------------------
                                                 Jean Paul Roy, President and
                                                 Chief Executive Officer


                                                 /s/ Allan J. Kent
                                                 (pursuant to power of attorney)
                                                 -------------------------------


         In accordance with the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jean Paul Roy                  Director and President,        April 29, 2004
-------------------------------    Chief Executive Officer
/s/ Allan J. Kent                  (Principal Executive Officer)
pursuant to power of attorney

/s/ Allan J. Kent                  Director and Executive Vice    April 29, 2004
    Allan J. Kent                  President and Chief Financial
                                   Officer (Principal Financial
                                   and Accounting Officer)

John K. Campbell                   Director                       April 29, 2004
/s/ Allan J. Kent
(pursuant to power of attorney)
-------------------------------

Brent J. Peters                    Director                       April 29, 2004
/s/ Allan J. Kent
(pursuant to power of attorney)
-------------------------------

Peter R. Smith                     Director                       April 29, 2004
/s/ Allan J. Kent
(pursuant to power of attorney)
-------------------------------

                            GEOGLOBAL RESOURCES INC.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of GeoGlobal Resources Inc., a Delaware corporation, which is filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Jean Paul Roy and Allan J. Kent, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jean Paul Roy        Director and President, Chief Executive  April 29, 2004
--------------------     Officer
Jean Paul Roy            (Principal Executive Officer)

/s/ Allan J. Kent        Director and Executive Vice              April 29, 2004
--------------------     President and Chief Financial Officer
Allan J. Kent            (Principal Financial and Accounting
                         Officer)

/s/ John K. Campbell     Director                                 April 29, 2004
--------------------
John K. Campbell

/s/ Brent J. Peters      Director                                 April 29, 2004
--------------------
Brent J. Peters

/s/ Peter R. Smith       Director                                 April 29, 2004
--------------------
Peter R. Smith